Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2002 (the "Agreement"), by and among Publishers Group Incorporated, a California corporation ("PGI"), each of the individuals and entities listed under the heading "Principal Shareholders" on the signature pages hereto (each being a "Principal Shareholder," and all of them together being the "Principal Shareholders"), Charles Winton, as the representative designated pursuant to
Section 14.11 hereof (the "Representative"), Advanced Marketing Services, Inc., a Delaware corporation ("AMS"), and Nautilus Merger Sub, Inc., a California corporation and wholly owned subsidiary of AMS ("Merger Sub").

                                    RECITALS:

            WHEREAS, each of Publishers Group West Incorporated, a California corporation ("PGW"), and Avalon Publishing Group Incorporated, a California corporation ("Avalon"), is a wholly-owned subsidiary of PGI.

            WHEREAS, AMS desires to acquire (the "Acquisition") all of the capital stock of PGW.

            WHEREAS, the parties desire that the Acquisition be structured as a merger (the "Merger") of Merger Sub with and into PGI, immediately preceded by
(i) the sale (the "Avalon Divestiture") of all of the capital stock of Avalon to a new entity affiliated with certain of the Principal Shareholders and (ii) the sale (the "Canada Divestiture") of PGW's Canadian operations.

            NOW, THEREFORE, in consideration of, and premised upon, the various representations, warranties, covenants and other agreements and undertakings of

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the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                              DEFINITIONS AND TERMS

            1.1 DEFINITIONS. Certain capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A.

            1.2 TERMS GENERALLY. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in this Agreement include both the plural and the singular;

                  (b) the words "herein," "hereof," "hereby" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                  (c) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation";

                  (d) the symbol "$" and the term "dollar" shall mean the United States dollar, the lawful currency of the United States of America; and

                  (e) the phrases "as of the date hereof", "as of the date of this Agreement" or other phrases of similar import refer to January 16, 2002.


                                   ARTICLE II

                                   THE MERGER

            2.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code (the

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"California Code"), at the Effective Time, Merger Sub shall be merged with and into PGI whereupon PGI shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

            2.2 EFFECTIVE TIME.

                  (a) The Merger shall be effective when a properly executed agreement of merger (together with any other documents, certificates and instruments required by law to effectuate and consummate the Merger) shall be filed with the Secretary of State of the State of California (or at such other time as shall be specified in such agreement of merger), which filing shall be made as soon as practicable after satisfaction of the conditions set forth in Articles X and XI.

                  (b) When used herein, the term "Effective Time" shall mean the date and time at which the Merger becomes effective and the term "Closing Date" shall mean the date on which the Effective Time occurs.

                  (c) The parties shall use reasonable best efforts to consummate the Merger on the first Business Day following notification by each party that all conditions to its obligations to effect the Closing set forth in Articles X and XI have been satisfied.

            2.3 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended such that they are substantially in the form of the Articles of Incorporation of Merger Sub that were in effect immediately prior to the Effective Time.

            2.4 BY-LAWS. At the Effective Time, the By-laws of the Surviving Corporation shall be amended such that they are substantially in the form of the By-laws of Merger Sub that were in effect immediately prior to the Effective Time.

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            2.5 OFFICERS AND DIRECTORS. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until their successors shall have been duly elected and qualified.

            2.6 EFFECT OF MERGER. At the Effective Time, the Merger shall have the effects set forth in the California Code.


                                   ARTICLE III

                                   CONVERSION

            3.1 CONVERSION. The manner and basis of converting the shares of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") and the PGI Common Stock, and the consideration that the holders of such shares shall receive are as follows:

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of PGI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PGI Common Stock as to which dissenters' rights have not been withdrawn or forfeited under Chapter 13 of the California Code, if an effective demand for payment of fair market value with respect to such shares under Chapter 13 of the California Code was required and given prior to the Effective Time, if any, which shares entitle their holders to dissenters' rights under the California Code) shall be converted into the right to receive (i) the Initial Price Per Common Share and (ii) the Deferred Payment. At the Effective Time, upon such conversion, each share of PGI Common Stock issued and outstanding prior to the Effective Time shall be cancelled and retired and shall cease to exist. Following the Effective Time, and except as provided above, any certificates or other instrument representing any share of PGI Common Stock outstanding immediately prior to the Effective Time shall thereafter only

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represent the right to receive, upon surrender thereof, the Initial Price Per
Common Share and the Deferred Payment.

                  (b) At the Effective Time, each share of Merger Sub Common Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into, and become the right to receive, one share of the common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), by virtue of the Merger and without any action on the part of the holder thereof. Immediately upon such conversion into shares of the Surviving Corporation Common Stock, each share of Merger Sub Common Stock shall be cancelled and retired and shall cease to exist.

                  (c) As of the Effective Time, the stock transfer books of PGI shall be closed.

            3.2 EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but in no event later than 30 days after the Closing Date, each holder of an outstanding certificate or certificates which, prior thereto, represented shares of PGI Common Stock and each holder of a vested and exercisable Option shall, upon surrender to the Surviving Corporation of such certificate or certificates (or a lost stock certificate affidavit and indemnity with respect thereto reasonably acceptable to AMS) together with an executed Letter of Transmittal, in the case of PGI Common Stock, and properly executed exercise notice together with an executed Letter of Transmittal, in the case of an Option, be entitled to the Initial Price Per Common Share and Deferred Payment for each share of PGI Common Stock represented by such certificate or certificates so surrendered, or the Initial Price Per Option Share and Deferred Payment, in the case of each Option with respect to which an exercise notice is so surrendered, for each share of PGI Common Stock represented by such Option.

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If payment is to be paid to any person other than the person in whose name the certificate or certificates representing shares of PGI Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that written instructions with respect thereto, reasonably satisfactory to AMS, shall be provided to AMS with (i) payment of any transfer or other taxes required by reason of the payment for such consideration to a person other than the registered holder of the certificate or certificates surrendered, or (ii) establishment to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or, if AMS reasonably demonstrates that a tax may be applicable, that it is not applicable. All amounts payable under this Section
3.2 shall be (i) paid in immediately available same-day funds, without interest, one full Business Day after the date when the applicable holder satisfies the procedures contemplated by this Section 3.2, subject to Section 5.3, (ii) net of any debt owing by such holder (other than up to $10,000 owed by Robert Sylvia for relocation expenses, which shall survive the Closing) to PGI or PGW and
(iii) subject to any required withholding of taxes. PGI shall be solely responsible for mailing the Letters of Transmittal to the holders of PGI Common Stock and Options.


                                   ARTICLE IV

                             DISSENTING STOCKHOLDERS

            4.1 ELECTION. Any shares of PGI Common Stock as to which the holder thereof shall have properly demanded payment of fair market value in accordance with the requirements of Chapter 13 of the California Code (any holder duly making such demand is referred to herein as a "Dissenting Stockholder") shall not be converted into the right to receive the Initial Price Per Common Share and Deferred Payment, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost, the right to appraisal of and payment for such shares of PGI Common Stock under Chapter 13 of the California Code. In the event that a demand for payment of fair market value under the

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California Code was not required prior to the Effective Time, at such time as a holder of shares of PGI Common Stock subsequently properly makes such demand, certificates for shares of PGI Common Stock as to which such dissenters' rights are properly demanded shall thereupon cease to represent the right to receive the Initial Price Per Common Share and Deferred Payment, and shall represent only the right to receive payment for such shares under Chapter 13 of the California Code.

            4.2 EXPENSES. All costs and expenses incurred by AMS or the Surviving Corporation with respect to any Dissenting Stockholder (including, without limitation, all amounts payable in respect of such Dissenting Stockholder's certificates formerly representing PGI Common Stock and all financial advisors' and attorneys' fees and expenses incurred in connection with any appraisal proceeding relating thereto) shall, to the extent such costs and expenses exceed the aggregate Initial Price Per Common Share and Deferred Payment that would have been payable to such Dissenting Stockholder had he, she or it not dissented in accordance with Chapter 13 of the California Code, be deemed transaction expenses of PGI and shall, at the option of AMS, be paid to AMS out of the Escrow Fund or, to the extent that the Escrow Fund has been exhausted, shall be reimbursed to AMS by the Principal Shareholders.


                                    ARTICLE V

                               CLOSING; ADJUSTMENT

            5.1 CLOSING. The Closing shall take place at the offices of Hughes Hubbard & Reed LLP, 350 South Grand Avenue, 36th Floor, Los Angeles, California at 10:00 a.m., local time, on January 31, 2002, or, at such other place, time and date as the parties hereto may agree in writing.

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            5.2 CLOSING DELIVERIES. Each party agrees to deliver, or cause to be delivered, all certificates and other documents required to be delivered by or on behalf of such party pursuant to Article X or Article XI, as applicable.

            5.3 CLOSING PAYMENTS. AMS shall make, or cause to be made, on the Closing Date, the payment of the Initial Price Per Common Share and the Initial Price Per Option Share with respect to each share (or underlying share, in the case of Options) of PGI Common Stock surrendered to the Surviving Corporation at Closing with an appropriate Letter of Transmittal (and notice of exercise, in the case of shares underlying Options) if such Letter of Transmittal and applicable share certificate, Option and notice of exercise was presented to AMS for inspection no later than one full Business Day prior to the Closing Date.

            5.4 ESCROW. At Closing, AMS shall deposit, or cause to be deposited, $4,000,000 into escrow subject to the Escrow Agreement.

            5.5 MERGER CONSIDERATION ADJUSTMENT.

                  (a) As soon as practicable after the Closing Date, PGI's current auditors, Ernst & Young LLP, shall, on behalf of the holders of PGI Common Stock and vested and exercisable Options immediately prior to the Effective Time, issue an Agreed-Upon Procedures report, under standards established by the American Institute of Certified Public Accountants, with respect to the Representative's calculation of Adjusted Net Book Value which calculation shall use GAAP applied consistently with the balance sheet of PGI at December 31, 2000. The Representative and AMS shall cooperate in determining the procedures to be performed by Ernst & Young LLP on the Representative's calculation of Adjusted Net Book Value. AMS shall cause PGW to provide reasonable cooperation to Ernst & Young LLP in connection with such report. PGW

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shall request Ernst & Young LLP to cooperate with Arthur Andersen, LLP in connection with Arthur Andersen, LLP's examination of such calculation on behalf of AMS.

                  (b) As promptly as practicable, but in no event later than 90 days after the Closing Date, the Representative shall notify AMS in writing of the Representative's determination on which Ernst & Young LLP shall issue an Agreed-Upon Procedures report per section (a) of Adjusted Net Book Value which determination shall set forth in reasonable detail the Representative's calculation of Adjusted Net Book Value. Full access to all Ernst & Young LLP workpapers prepared and other books and records of the Company utilized in connection with the audit of the Financial Statements at December 31, 2001 and in the preparation of Representative's calculation and access to Ernst & Young LLP's engagement team personnel and papers in accordance with Ernst & Young LLP's customary practices shall be made available to AMS and its advisors at such time. AMS will notify the Representative in writing (the "Dispute Notice") within 30 days after receiving Representative's Schedule if AMS disagrees with Representative's calculation of Adjusted Net Book Value as set forth in Representative's Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and AMS's calculation of Adjusted Net Book Value. If no Dispute Notice is received by the Representative within such 30-day period, the Representative's calculation of Adjusted Net Book Value as set forth in Representative's Schedule shall be final and binding upon the parties hereto.

                  (c) Upon receipt by the Representative of the Dispute Notice, the Representative and AMS shall negotiate in good faith to resolve any disagreement with respect to Adjusted Net Book Value set forth in the Dispute Notice. To the extent AMS and the Representative are unable to agree with respect to Adjusted Net Book Value within 10 days after receipt by the

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Representative of the Dispute Notice, AMS and the Representative shall promptly select a mutually acceptable nationally recognized accounting firm with no material relationship to AMS, the Representative or the Principal Shareholders and submit their dispute to such accounting firm for a binding resolution. Adjusted Net Book Value, as agreed upon by the Representative and AMS, as deemed agreed upon pursuant to the last sentence of Section 5.5(b) or as determined by such accounting firm, in accordance herewith, shall be termed the "Final Adjusted Net Book Value." The fees and expenses of such accounting firm shall be paid by the party hereto whose determination of Adjusted Net Book Value as initially submitted to such accounting firm is further away, in the aggregate, from the Final Adjusted Net Book Value.

                  (d) If the Final Adjusted Net Book Value is greater than $7,640,000, AMS shall deposit the amount of such difference as an addition to the Escrow Fund within one Business Day after determination of the Final Adjusted Net Book Value. If the Final Adjusted Net Book Value is less than $7,640,000, the amount of such difference shall be paid to AMS from the Escrow Fund within one Business Day after determination of the Final Adjusted Net Book Value.


                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PGI

            Except, with respect to each paragraph in this Article VI, as specifically set forth in the Disclosure Schedule with respect to such paragraph, and except as relates to the Avalon Divestiture, Canada Divestiture and the transfer of life insurance as contemplated by the Transition Services Agreement, PGI and each Principal Shareholder, severally but not jointly, represents and warrants to AMS and Merger Sub the following (and the parties agree that any claim for a breach of any such representation or warranty must be asserted within the time limitations set forth in Section 12.1):

            6.1 INCORPORATION, QUALIFICATION AND CORPORATE AUTHORITY. Each of PGI and PGW has been duly incorporated and is validly existing and in good standing under the laws of the State of California, and each has all requisite corporate power and authority to conduct its business and to own, lease or operate the properties and assets that it purports to own, lease or operate. Each of PGI and PGW is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 6.1, which Schedule includes each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not in the aggregate be reasonably likely to have a Material Adverse Effect. Neither PGI nor PGW has received any notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that it is required to be qualified or otherwise authorized to do business therein, in which it has not qualified or obtained such authorization. PGI has no Subsidiaries other than PGW, Avalon and the Subsidiaries of Avalon; PROVIDED, HOWEVER, that at Closing, PGW will be PGI's only Subsidiary and PGW has (and will have) no Subsidiaries.

            6.2 ARTICLES OF INCORPORATION AND BYLAWS; AUTHORIZATION.

                  (a) PGI has provided to AMS copies of the Articles of Incorporation of PGI and PGW, including any amendments thereto through the date hereof (certified as of a recent date by the Secretary of State or comparable official of the jurisdiction of such entity's formation), and the By-laws (certified as of the date hereof by the Secretary or comparable officer of such entity), which copies are complete and correct as of the date hereof. Neither

PGI nor PGW is in default in the performance, observation or fulfillment of its respective Articles of Incorporation or By-laws except where such default would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (b) PGI has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by PGI pursuant to any necessary authorization and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of PGI enforceable against PGI in accordance with its terms, except to the extent that enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding at law or in equity).

            6.3 FINANCIAL STATEMENTS

                  (a) The Financial Statements (i) that have been audited, have been prepared in accordance with GAAP throughout the periods covered thereby with only such deviations from such accounting principles and/or their consistent application as are described in Schedule 6.3 hereto (and except as may be indicated therein or in the notes thereto), (ii) fairly represent, in all material respects, the consolidated financial condition, results of operations and cash flows of PGI and PGW as of the respective dates and for the periods referred to therein and (iii) are set forth in full on Annex 6.3(a) hereto.

                  (b) Where reserves and accrued liabilities have been disclosed on or reflected in the Financial Statements, such reserves and accruals are sufficient, in the aggregate, to provide for the contingencies and liabilities for which they have been established.

                  (c) Except as disclosed on Schedule 6.3(c), neither PGI nor PGW has any assets, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than
(i) liabilities reflected or reserved against on the balance sheet as of June 30, 2001 of PGI and PGW (the "Balance Sheet"), (ii) liabilities of a type customarily reflected in a corporate balance sheet prepared in accordance with GAAP that have arisen in the ordinary course of business since the Balance Sheet Date and (iii) liabilities which are so immaterial or so remote (or both) that GAAP does not require their inclusion in a corporate balance sheet. Except as disclosed on the Schedules hereto, PGI has no liabilities other than those of its Subsidiaries. Except as disclosed on the Schedules hereto, the only assets of PGI are the capital stock of PGW and Avalon.

            6.4 CERTAIN AGREEMENTS.

                  (a) With respect to that certain agreement, dated August 25, 1998, by and between J-V Eastern Distribution, Inc., ("J-V East") and PGW, PGW is under no obligation or commitment, explicitly or implicitly, to utilize the services of J-V East and may cease utilizing the services of J-V East at any time, or reduce such utilization at any time, without penalty.

                  (b) PGW entered into a fulfillment agreement with Nexar Book Distribution, Inc. ("Nexar") on May 5, 1998. On April 28, 2000 PGW and Nexar entered into an oral agreement, confirmed in writing by Gary Whibbs, President of Nexar, to amend the May 5, 1998 agreement. The oral agreement contained numerous provisions under which the parties have since conducted their relationship, notwithstanding the lack of mutual execution of a formal document evidencing such oral agreement. One of the provisions of such oral agreement, confirmed in writing, specifically amended the termination provisions of the May 5, 1998 agreement to cause the relationship to terminate on December 31, 2002 without payment by PGW or any other action by the parties, and such provision is enforceable notwithstanding the lack of a signed agreement and, upon such termination, all materials held by Nexar under such agreement shall be returned to PGW without payment by PGW or other action by the parties.

            6.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth separately as to each entity on Schedule 6.5, since the Balance Sheet Date there has not been any:

                  (a) change, occurrence or event which (together with other changes, occurrences and events) has had or is reasonably likely to have a Material Adverse Effect;

                  (b) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to, or split, combination or reclassification of, any PGI Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for PGI Common Stock other than (i) by reason of exercise of Options or warrants granted and existing as of the Balance Sheet Date or (ii) issuance of replacements for lost stock certificates;

                  (c) except as set forth in clause (b) above, issuance or sale of PGI Common Stock or other capital stock of PGI or PGW, or any right to acquire such shares, by PGI or PGW or any authorization for such action or any issuance or grant of any options or warrants;

                  (d) change in the condition (financial or otherwise), assets, liabilities (fixed or contingent), obligations, indebtedness, operations, earnings or business of PGI and PGW, except for changes which have been in the ordinary course of business which, in accordance with GAAP applied in a manner consistent with such application in the Financial Statements, have been fully recorded in the books and records of PGI and PGW and which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

                  (e) other than pursuant to existing collective bargaining agreements, employment agreements, corporate policies, practices and procedures or existing plans and arrangements described on Schedule 6.5(e) hereto, (i) increase in the compensation payable or to become payable by PGI or PGW to any of their officers, directors, employees, independent contractors or agents (collectively, "PGI Personnel") whose total compensation for services rendered to PGI or PGW is currently at an annual rate of more than $50,000, or any increase of general applicability in the compensation payable to PGI Personnel,
(ii) bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, of or to the credit of PGI Personnel, or (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by PGI or PGW; PROVIDED, HOWEVER, that PGI and PGW may have, to the extent included in the projections heretofore provided to AMS, made normal bonus payments to their officers and employees (but no increase in the executive compensation beyond projected cost of living increases in the aggregate);

                  (f) strikes, picketing, unfair labor practices, demands for recognition, petitions or other labor disputes (other than grievance procedures in the ordinary course of business), or any controversies or unsettled grievances threatened between PGI or PGW and any PGI Personnel or any collective bargaining organization representing or seeking to represent PGI Personnel;

                  (g) except as described on Schedule 6.5(g), addition to or modification of the employee benefit plans, arrangements or practices of PGI or any of its Subsidiaries that affects PGI or PGW;

                  (h) except as described on Schedule 6.5(h), establishment, agreement to establish or any change in any pension, retirement or welfare plan of PGI or any of its Subsidiaries not theretofore in effect that affects PGI or PGW;

                  (i) mortgage, pledge or subjection to any Encumbrance of any of the assets, tangible or intangible, of PGI or PGW except (i) the lien for current real and personal property taxes incurred but not yet due and payable,
(ii) materialmen's or like liens or obligations arising in the ordinary course of business securing obligations not yet due and payable, or (iii) purchase money security interests or similar liens arising in the ordinary course of business in an amount not to exceed in the case of this clause (iii) $25,000, in the aggregate;

                  (j) sale, assignment, lease or transfer of any properties or assets, tangible or intangible, of PGI or PGW which are material, singly or in the aggregate, to PGI or PGW other than in the ordinary course of business and consistent with past practice or any conducting of business other than in the ordinary course and consistent with past practice, or any acquisition of all or any part of the assets, properties, stock or business of any Person other than in the ordinary course of business and consistent with past practice;

                  (k) except as described on Schedule 6.5(k), cancellation of any debt or waiver of any claim, account receivable or any right of significant value to PGI or PGW, not in the ordinary course of business and involving more than $25,000 in any one instance or series of related instances;

                  (l) transaction, contract, agreement or commitment, except in the ordinary course of business or as was ordinary and necessary in connection with the transactions contemplated hereby and involving more than $10,000 in any one instance or series of related instances;

                  (m) amendment, cancellation or termination by PGI or PGW of any contract, agreement or other instrument which is material to PGI or PGW;

                  (n) liability incurred by PGI or PGW, except liabilities incurred in the ordinary course of business consistent in both kind and amount with past practices of PGI and PGW and which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

                  (o) payment, discharge or satisfaction of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of PGI or PGW other than current liabilities reflected in the Financial Statements, current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice or scheduled payments pursuant to obligations under loan agreements or other contracts identified on Schedule 6.5(o) hereto;

                  (p) capital expenditure or the execution of any lease with respect to any aspect of the business of PGI and PGW, or any incurring liability therefor, involving payments in excess of $25,000 in the aggregate, including all forward commitments to purchase equipment or inventory;

                  (q) borrowing of money by PGI or PGW or guaranteeing of any indebtedness of others by PGI or PGW other than in the ordinary course of business and consistent with past practice;

                  (r) lending of any money or otherwise pledging the credit of PGI or PGW to any party other than PGI and PGW;

                  (s) failure to operate the business of PGI and PGW in the ordinary course so as to preserve the business intact, to keep available to PGI and PGW the services of the PGI Personnel to the extent they have been providing services to PGI or PGW, and to preserve for the Surviving Corporation the goodwill of the publishers, customers and others having business relations with PGI or PGW except where such failure would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

                  (t) except as described on Schedule 6.5(t), cancellation of, or failure to continue, insurance coverages of PGI or PGW;

                  (u) failure to pay any material current obligations of PGI or PGW in accordance with the general practices of PGI and PGW, except for those being contested in good faith and disclosed on Schedule 6.5(u) hereto;

                  (v) damage, destruction or casualty loss relating to PGI or PGW, whether covered by insurance or not which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

                  (w) new transaction entered into by PGI or PGW with any Affiliate of PGI, PGW or any Principal Shareholder, including any dividend payment;

                  (x) except as described on schedule 6.5(x), settlement of any Tax claim or assessment, surrender of any right to claim a Tax refund, any action taken or omitted to be taken, if any such action or omission would have the effect of increasing the Tax liability or reducing any net operating loss, net capital loss, investment tax credit, or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes), involving more than $25,000 in the aggregate;

                  (y) hiring or firing of any employees of PGI or PGW having a title of "manager" (or any employee having a comparable or more senior title);

                  (z) change in accounting methods, principles, practices, methods of management or operation by PGI or PGW materially affecting its respective assets, liabilities or business;

                  (aa) material change in the method of billing customers or the credit terms made available by PGI or PGW, to its customers;

                  (bb) termination, discontinuance, closure or disposal of any facility or business operation of PGI or PGW;

                  (cc) extraordinary loss relating to the business of PGI or PGW;

                  (dd) termination of or communication of intent or threat to terminate, by any publisher or supplier, its relationship with PGI or PGW, or the intention to reduce substantially the quantity of products or services it sells to or through PGI or PGW, except in the case of publishers and suppliers whose sales are not, in the aggregate, material to the business or the financial condition of PGI or PGW;

                  (ee) termination of or communication of intent or threat to terminate, by any customer, its relationship with PGI or PGW, or the intention to reduce substantially the quantity of products or services it purchases from PGI or PGW, or its dissatisfaction with the products or services sold by PGI or PGW, except in the ordinary course of business or in the case of customers whose purchases are not, in the aggregate, material to the business or the financial condition of PGI or PGW, or

                  (ff) agreement, authorization or commitment by PGI or PGW to do any of the foregoing.

            6.6 CAPITALIZATION.

                  (a) Schedule 6.6(a) sets forth, as of the date hereof, the authorized and outstanding capital stock of PGI and any options, warrants or other agreements to purchase any capital stock of PGI to which PGI is a party, together with the ownership thereof. Except for Options exercised at Closing, all options, warrants and other agreements to purchase any capital stock of PGI shall be cancelled at the Closing, by virtue of the Merger, with no obligation or liability to any holder thereof as a result of such cancellation. Except as set forth on Schedule 6.6(a), (i) there are no existing subscriptions, warrants, rights, options, calls, contacts, understandings, commitments, restrictions or arrangements of any character whatsoever, or agreements to grant the same to which PGI is a party or is otherwise bound, relating to the issuance, sale, delivery or transfer, or voting of any PGI Common Stock, Options or warrants, and (ii) PGI does not have any outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock of PGI or any subscriptions, warrants, rights, options, calls, contracts, understandings, commitments, restrictions or arrangements of any character whatsoever with respect to the issuance, sale or delivery of such convertible securities.

                  (b) The outstanding shares of PGI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. The issuance and sale of all such shares have been in compliance in all material respects with all applicable federal and state securities laws.

                  (c) All of the outstanding equity securities and other securities of each of PGW and Avalon are owned of record and beneficially by PGI free and clear of all liens and Encumbrances. Immediately prior to the Closing, and without any act or involvement of AMS, PGI shall have sold all of the capital stock of Avalon to a third party in the Avalon Divestiture. There are no warrants, options, convertible or exchangeable securities, preemptive rights or agreements relating to the issuance, sale, or transfer of any equity securities or other securities of PGW or Avalon. Neither PGI nor PGW owns, or has any agreements to acquire, any equity securities or other securities of any person (other than PGW or Avalon) or any direct or indirect equity or ownership interest in any other business.

            6.7 NO DEFAULTS OR CONFLICTS. Other than as described in Schedule 6.7, separately as to each entity, the execution and delivery of this Agreement by PGI and the Principal Shareholders and the consummation of the transactions contemplated hereby do not and, on the Closing Date, will not

                  (a) result in any violation of the charter or by-laws of PGI or PGW,

                  (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation or in a right of termination or cancellation of, or result in being declared void, voidable, without further binding effect or subject to amendment or modification of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, deed of trust, license, agreement, contract or any other instrument or commitment or obligation to which PGI or PGW is a party, or by which PGI, PGW, or any assets or properties of PGI or PGW, may be bound or affected; no such violation, conflict, breach, termination, cancellation or default could reasonably be expected to have a Material Adverse Effect, unless otherwise indicated on Schedule 6.7,

                  (c) result in the creation of any Encumbrance upon the PGI Common Stock or any of the capital stock, assets or properties of PGI or PGW,

                  (d) violate any order, writ, injunction, decree, judgment, ruling, statute, rule or regulation applicable to PGI, PGW, or any assets or properties of PGI or PGW, which violation could be reasonably likely to have a Material Adverse Effect, or

                  (e) be reasonably likely to have a Material Adverse Effect on any Permit (as defined below) that is required for the conduct of the business of PGI or PGW.

            6.8 NO GOVERNMENTAL AUTHORIZATION OR CONSENTS REQUIRED. Other than as described on Schedule 6.8, as of the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made in connection with the due execution, delivery and performance by PGI and the Principal Shareholders of this Agreement and the consummation of the transactions contemplated hereby in compliance with all applicable laws, including, without limitation, the continued operation of PGI's and PGW's business and properties after the Closing in a manner consistent with their present operation.

            6.9 PERMITS. Schedule 6.9 describes, separately as to PGI and PGW, and AMS has been furnished access to, all Federal, state, local and foreign governmental approvals, consents, authorities (including, without limitation, all easements, rights of way and similar authorities), authorizations, certificates, filings, franchises, licenses, notices, permits and rights (including, but not limited to, all of the forgoing pursuant to any Environmental Law) and pending applications therefor of, by, or with any Governmental Authority which are material to PGI or PGW or the operation of their business (collectively, "Permits"). To the Knowledge of PGI, those Permits are (a) the only Permits material to the conduct of the business of PGI and PGW as presently conducted and (b) all Permits necessary for it to conduct its business as presently conducted, and there has occurred no default under any Permit, except for the absence of Permits and for defaults under Permits which could not reasonably likely to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of PGI, threatened relating to the suspension, revocation or modification of any Permit, except such as could not be reasonably likely to have a Material Adverse Effect. No registration, application, notice, consent, order or other action is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss or violation of any license, permit or other authorization.

            6.10 NO ACTIONS, SUITS OR PROCEEDINGS.

                  (a) Except as disclosed on Schedule 6.10 separately as to each entity, there is no action, suit, arbitration, administrative or other proceeding or investigation by a Governmental Authority pending against, or, to the Knowledge of PGI, threatened against PGI or any of its Subsidiaries which questions the validity or legality of this Agreement or of the transactions contemplated hereby, which seeks to prevent the consummation of the transactions contemplated hereby or which would materially and adversely affect the Principal Shareholders' ability to perform their obligations hereunder, or which could be reasonably likely to have a Material Adverse Effect.

                  (b) PGI or PGW has timely provided all notices required to be given to its insurance carriers to preserve coverage of claims under such policies, and (i) except as described on Schedule 6.10(b), neither PGI nor PGW, as insureds, has received notice that any of the insurance carriers identified in such insurance policies have denied coverage in respect of any claims, and
(ii) to the Knowledge of PGI, other than with respect to the Borders Claim, such insurance policies provide full and adequate coverage with respect to claims in the ordinary course of business subject to the terms and of conditions of such insurance policies.

            6.11 CONTRACTS. Schedule 6.11 lists, separately as to each entity, and AMS has been furnished access to, all written and oral agreements, contracts and commitments relating to the business of PGI and PGW not otherwise listed in any other Schedule hereto with an annual payment by PGI or PGW, or annual gross margins to PGI or PGW, in excess of $100,000 individually or which cannot be canceled upon ninety days' notice in the case of contracts requiring payments by PGI or PGW (other than purchase orders entered into in the ordinary course of business at standard prices) and any (i) agreements under which PGI or PGW has limited or restricted its right to compete with any person in any respect; (ii) contract or agreement to indemnify any person or guaranty any obligation for any liability or indebtedness, contingent or otherwise, of a third party (other than pursuant to contracts entered into with customers and facility lessors in the ordinary course of business and on customary terms); (iii) joint venture agreement; (iv) contract relating to the acquisition by PGI or PGW of any operating business or the capital stock of any Person; or (v) consulting contracts (or any oral consulting contracts) of PGI or PGW; PROVIDED, HOWEVER, that the publisher contracts of PGW to which AMS has not been provided access as of the date hereof have annual gross margins to PGW of less than $900,000 in the aggregate. With respect to such publisher contracts, PGI and the Principal Shareholders represent and warrant that the terms thereof shall be as set forth on Schedule 6.11 hereto, and that no such contract shall contain a prohibition on change of control triggered by the transactions contemplated hereby or shall contain any other unusual termination rights or other provisions materially adverse to PGW. With respect to all contracts to which PGI or PGW is a party, neither PGI nor PGW is in breach thereof or default thereunder and there does not exist under any such contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been, or will be, obtained (including such waivers and consents as set forth in Schedule 6.9) or which, in the aggregate, could not be reasonably likely to have a Material Adverse Effect. To the Knowledge of PGI, no party to any such agreement is or, with notice, the lapse of time or both, will be in default under any provision of any such agreement. PGI and PGW have, or at Closing will have, obtained all consents and approvals required to be obtained by PGI or PGW under any contract, agreement or commitment referred to on Schedule 6.11 in connection with the consummation of the transactions contemplated by this Agreement. Neither PGI nor PGW is a party to or bound by any contract or arrangement which restricts its freedom to carry on its business in the book trade in any part of the world in such a manner as it may think fit, other than as relates to provisions in any given distribution agreement that restrict the freedom of PGW (or withhold certain rights from PGW) with respect to the products subject to such agreement. Neither PGI nor PGW has outstanding any bid or tender or sale or service proposal which is substantial in relation to its business or which, if accepted, would be likely to result in a loss which would be material to PGI or PGW. Neither PGI nor PGW has reason to believe that there is a contract to which it is a party which by reason of the transactions contemplated hereby gives any other contracting party the right to terminate any contract or to impose any additional obligation by virtue of such transaction. For purposes of this Agreement, "contract" includes any understanding, arrangement or commitment however described.

            6.12 REAL PROPERTY; LEASES.

                  (a) Neither PGI nor PGW owns, or has owned, real property.

                  (b) Schedule 6.12(b) lists, separately as to each entity, all real property leases and any and all amendments thereto relating to the leased real property to which PGI or PGW is a party or is bound, all premises occupied by PGI or PGW under rental arrangements without leases (including in each case the amount of rent and the type of occupancy), and all contracts to which PGI or PGW is a party for the sale or purchase of real property (the "Leases"). Except as disclosed in Schedule 6.12(b), (i) PGI or PGW has good and valid title to the leasehold estates conveyed under the Leases, free and clear of all liens, encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations, or limitations that interfere with or impair in any material respect the present and continued use thereof in the usual and normal conduct of the business of PGI and PGW, (ii) each of the Leases is in full force and effect and is enforceable against the landlord which is party thereto in accordance with its terms, and PGI and PGW has in all respects performed all the obligations required to be performed by it to the date hereof under the Leases and possesses and quietly enjoys said properties under the Leases, (iii) there are no subleases under the Leases and none of the Leases has been assigned, (iv) no notices of default or notices of termination have been issued with respect to the Leases which have not been withdrawn or cancelled, (v) neither PGI nor PGW is in default under any Lease, except for such defaults as would not be reasonably expected to give rise to a right of termination, cancellation, modification or acceleration of any right under the Leases or otherwise that would not be reasonably likely to have a Material Adverse Effect, (vi) neither PGI nor PGW has received written or, to the Knowledge of PGI, oral notice of (A) a proceeding in eminent domain or other similar proceeding affecting the leased real property and there are no such pending or threatened proceedings, in each case, where such violation or proceeding could individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, or (B) any violation of any applicable regulation, ordinance or other law, order, regulation or requirement relating to the use and operation of the leased real property and PGI has no Knowledge of such violation, and (vii) PGI and PGW have, or at closing will have, obtained all consents and approvals required to be obtained by PGI or PGW under any Lease in connection with the consummation of the transactions contemplated by this Agreement.

            6.13 PERSONAL PROPERTY.

                  (a) Schedule 6.13(a) sets forth the most current available register of personal property owned or leased by PGI and PGW, set forth separately as to each such entity, as of a recent date indicating the current aggregate depreciated book value of owned items and the terms and annual lease payments of leased items. All of the personal property of PGI and PGW is in good operating condition and is reasonable and warranted in the present course of the business conducted by PGI and PGW, ordinary wear and tear excepted, and except as would not be reasonably likely to have a Material Adverse Effect.

                  (b) Except for (i) liens for current Taxes not yet due and payable or Taxes, the validity of which is being contested in good faith by appropriate proceedings; (ii) liens listed on Schedule 6.13(b) attached hereto; and (iii) such other imperfections of title, liens, charges, Encumbrances or other security interests which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, PGI has good, valid and marketable title to all of the personal properties and tangible assets which it purports to own (including those listed on Schedule 6.13(a)), free and clear of all liens and Encumbrances of any nature whatsoever.

            6.14 INTELLECTUAL PROPERTY.

                  (a) Schedule 6.14 sets forth, separately as to each entity, a complete list of (i) all patents of any description and pending applications therefor, all registrations of trademarks and of other marks, all registrations of trade names, labels or other trade rights, all pending applications for any such registrations or entries of the foregoing, all copyright registrations (including, for Computer Software (as defined below) and pending applications therefor, all other copyrights, trademarks, and other marks, trade names, trade secrets, inventions, know-how, databases, customer lists and other trade rights, and all other inventions, formulae and designs, whether or not patentable (collectively, "Intellectual Properties"), in the case of each of the foregoing, whether U.S. or foreign, all to the extent that the foregoing items are material to the business of PGI and PGW (except that all patents and patent applications, and trademark and copyright registrations, whether or not material, are also included) and are owned in whole or in part or used by PGI and PGW, and all licenses relating thereto other than the Licenses (as hereinafter defined); and
(ii) all material computer software (including, without limitation, all computer programs object code, source code, user interface, data bases and documentation) owned in whole or in part or used by PGI and PGW (the "Computer Software"), and all licenses relating thereto (other than licenses for commercially available software for personal computers) (the "Licenses").

                  (b) Neither PGI nor PGW, nor any third party with which PGI or PGW has a contract, has received notice of, and to the Knowledge of PGI, neither PGI nor PGW is infringing upon, or otherwise violating, and none has violated, the intellectual property or other proprietary rights of any third party. Without limiting the generality of the foregoing, to the Knowledge of PGI, no trademark, service mark, trade name or corporate name used by PGI or PGW, infringes or dilutes the trademark, service mark, corporate name or trade name of any person. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by PGI or PGW under any agreement granting PGI or PGW rights to Intellectual

Properties. No party to any agreement granting PGI or PGW rights to Intellectual Properties has given PGI or PGW notice of its intention to cancel, terminate or fail to renew any such agreement.

                  (c) There is no action, suit or proceeding pending, nor to the Knowledge of PGI, has any litigation been overtly threatened in writing, against any third party concerning a claim that such third party has infringed any trademark, service mark, trade name, copyright or patent owned by PGI or PGW.

                  (d) No Person other than PGI and PGW has an ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Intellectual Properties or Computer Software listed on Schedule 6.14 hereto, except as noted in such Schedule. No intellectual property or other proprietary rights other than the Intellectual Properties, the Computer Software and the Licenses are required to enable PGI and PGW to conduct its business as now conducted. PGI or PGW has good title to, or is licensed to use, all of the Intellectual Properties listed, separately for each such entity, on Schedule 6.14, free and clear of any Encumbrance or royalty or other payment requirements of any nature whatsoever, which rights are freely assignable by PGI or PGW to any person without payment, consent of any person or other restriction except as noted in such Schedule. The Intellectual Properties are valid and enforceable, and none of the Intellectual Properties has been canceled, abandoned, licensed, sublicensed, or assigned, nor is there any obligation to grant any license, sublicense, or assignment, by PGI or PGW. Either PGI or PGW is listed in the records of the appropriate U.S. and foreign governmental agency as the sole and exclusive owner of record for each registration, grant and application listed in
Schedule 6.14.

                  (e) Details of all confidentiality agreements which restrict the free use or disclosure of any proprietary information of PGI or PGW are set forth on Schedule 6.14(e). Except as subject to express obligations of confidentiality, neither PGI nor PGW has disclosed nor is it obliged to disclose any proprietary information of PGI or PGW to any third party.

                  (f) None of PGI's or PGW's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process where computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of PGI or PGW.

                  (g) All Computer Software which is not the subject of a written license from a third party was either (i) written or created by the employees of PGI or PGW in the ordinary course of their duties or (ii) written for PGI or PGW by a third party invoiced and paid for by PGI or PGW and all intellectual property rights in such Computer Software are vested in PGI or PGW. To the knowledge of PGI, no Computer Software is or has been affected by any virus or other extraneously induced malfunction or contamination in the two year period prior to completion of this agreement and PGI operates reasonable controls to avoid such infections or contamination. It is not necessary to incur any further expenditure on the modification, development, expansion or (save for replacement in the normal course of business) replacement of the Computer Software in order for PGI and PGW to carry on their business as presently conducted. Neither PGI nor PGW has received any report from any consultant or third party recommending the incurring of such expenditure.

                  (h) All computer systems, excluding Computer Software, used by PGI or PGW are owned and operated by, and are under the control of, PGI or PGW and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of PGI or PGW. Immediately following the completion of the transactions contemplated hereby, no action will be necessary to enable such systems to continue to be used by PGI and PGW to the same extent and in the same manner as they have been used prior to the date hereof.

                  (i) Except as described on Schedule 6.14(j), (i) neither PGI nor PGW utilizes, or has any agreement with, any non-employee programmers or developers and (ii) to the Knowledge of PGI, no programmer or developer of PGI or PGW has expressed to PGI or PGW an intent to cease providing services to PGI or PGW (as an employee or an independent contractor) on substantially the same terms as he or she currently provides such services.

                  (j) Except as described on Schedule 6.14(k), no material hardware or software renewals, release/version upgrades or maintenance events will, to the Knowledge of PGI, be required in the 24-month period from the date hereof in order for PGI and PGW to continue to operate in the ordinary course.

                  (k) Except as described on Schedule 6.14(k), PGI and PGW have adequate back-up capabilities and recovery plans to reasonably assure continued operations in the event of fire or other disaster.

            6.15 EMPLOYMENT MATTERS. Part A of Schedule 6.15 lists, separately as to each entity, all employment contracts, including collective bargaining agreements, to which PGI or PGW is a party or by which it is bound, and, with respect to all such contracts, neither PGI nor PGW is in breach thereof or default thereunder and to the Knowledge of PGI there does not exist under any such contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by PGI or PGW, except for such breaches, defaults and events which could not be reasonably likely to have a Material Adverse Effect. Except as set forth in Part B of Schedule 6.15, to the

Knowledge of PGI, there are not in existence or threatened any (a) grievance or arbitration proceedings arising out of agreements to which PGI or PGW is a party, including any collective bargaining agreements to which PGI or PGW is a party, (b) unfair labor practices or employment-related claims, including but not limited to employment discrimination charges, complaints or claims against PGI or PGW, in each case, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other government agency or court or other tribunal, which could be reasonably likely to have a Material Adverse Effect, (c) strikes, work stoppages, work slowdowns, lockouts or other material labor disturbances involving employees of PGI or PGW, and there have not been any since January 1, 2000, or (d) representation or certification proceedings or petitions seeking a representation or certification proceeding involving the employees of PGI or PGW. Each of PGI and PGW is and has been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act ("WARN Act") or similar state or provincial statute.

            6.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

                  (a) Except (1) for any noncompliance specifically covered by any other representation or warranty contained in this Article VI (for example, Taxes, employee matters, Employee Plans and environmental compliance) (it being the intention of the parties that any such noncompliance will be governed, if at all, by such other representations and warranties), (2) as set forth in Schedule 6.16, and (3) for such exceptions as would not collectively be reasonably likely to have a Material Adverse Effect:

                        (i) Each of PGI and PGW is, and at all times since the Balance Sheet Date, has been, in compliance with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, provincial, local and foreign governments and other governmental bodies and authorities and agencies of any of the foregoing to which they are subject (each a "Legal Requirement" and collectively, "Legal Requirements");

                        (ii) no event has occurred or circumstances exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by PGI or PGW of, or a failure on the part of any of PGI or PGW to comply with, any Legal Requirement or (B) would give rise to any obligation on the part of PGI or PGW to undertake, or to bear all or any material portion of the cost of, any remedial action under any Legal Requirement;

                        (iii) neither PGI nor PGW has received any notice or other communication from any Governmental Authority agency (A) regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement by any of them, (B) regarding any actual or alleged obligation on the part of any of them to undertake, or to bear all or any portion of the cost of, any remedial action under any Legal Requirement or (C) that any of them is subject to any material injunction, writ, judgment, order or decree from a Governmental Authority.

                  (b) To the Knowledge of PGI, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to any Legal Requirements which, if adopted, would be reasonably likely to have a Material Adverse Effect. PGI and PGW have obtained all material Permits which are required in connection with the operations of their business as presently conducted. All such Permits are in full force and effect and no proceedings for the suspension or cancellation of any such Permit is pending or, to the Knowledge of PGI, threatened. Neither PGI, nor PGW, nor any PGI Personnel, nor any Principal Shareholder has made any payment of funds of PGI or PGW prohibited by law, and no funds of PGI or PGW have been set aside to be used for any payment prohibited by law.

            6.17 ENVIRONMENTAL COMPLIANCE. Except as set forth on Schedule 6.17 and except as could not, in the aggregate, be reasonably likely to have a Material Adverse Effect: (a) each of PGI and PGW is in compliance with all applicable Environmental Laws; (b) each of PGI and PGW has obtained and is in compliance with all necessary permits or authorizations that are required under Environmental Laws; (c) there has been no Release at any of the properties owned or operated by PGI or PGW; (d) no Environmental Actions have been asserted against PGI or PGW nor does PGI have Knowledge or written notice of any threatened or pending Environmental Action against PGI or PGW; (e) to the Knowledge of PGI, no Environmental Actions have been asserted or threatened to be asserted against PGI or PGW for any Release at any facilities that may have received Hazardous Materials generated by PGI or PGW; (f) PGI has furnished or given AMS access to all environmental site assessments conducted by, or at the expense of, PGI and PGW (all of which are listed on Schedule 6.17), and all documents in the possession, custody or control of PGI or PGW, relating to environmental conditions at any property currently or formerly owned or operated by PGI or PGW; and (g) no underground or aboveground storage tanks exist at any of the properties owned by PGI or PGW.

            6.18 TAXES.

                  (a) Except as set forth on Schedule 6.18(a): (i) all Tax Returns of PGI and its Subsidiaries required by law to be filed have been timely filed, such returns are true, correct and complete, and all Taxes required to be shown on such returns as due and payable have been paid; (ii) PGI and its Subsidiaries have timely paid all Taxes not required to be shown on Tax Returns; and (iii) PGI and its Subsidiaries have established on their books reserves or accruals adequate in accordance with GAAP in respect of any income and corporate franchise Tax liability for any years of PGI or such Subsidiaries not finally determined or with respect to which the applicable statute of limitations has not expired. PGI has provided AMS with access to complete and accurate copies of all Tax Returns filed by PGI and its Subsidiaries for all periods for which the statute of limitations is still open. PGI and its Subsidiaries have no liability for Taxes except to the extent reflected on the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date. Subsequent to the Balance Sheet Date, PGI and its Subsidiaries have not paid any Taxes attributable to periods prior thereto that were not reflected on the Balance Sheet Date.

                  (b) Except as set forth on Schedule 6.18(b), PGI and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding or collection of and payment of withheld or collected Taxes and have timely withheld from employee wages and other payments and paid over or remitted to the proper Governmental Authority all amounts required to be so withheld or collected and paid over or remitted.

                  (c) Except as set forth on Schedule 6.18(c): (i) no Governmental Authority has proposed, asserted or assessed or, to the Knowledge of PGI, threatened in writing to propose or assert or assess, any deficiency, assessment or claim with respect to Taxes which has not been paid or otherwise settled and, to the Knowledge of PGI, there would be no proper basis for any such deficiency, assessment or claim; and (ii) no federal, state, provincial, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of

PGI, threatened in writing with regard to any Taxes owing or allegedly owing by, or Tax Returns filed by or on behalf of, PGI or its Subsidiaries.

                  (d) Except as set forth on Schedule 6.18(d), neither PGI nor any of its Subsidiaries has in effect, or has been requested to make, any waiver or extension of any statute of limitations with respect to Taxes.

                  (e) PGI is not a United States real property holding corporation within the meaning of Section 897 of the Code.

                  (f) No property of PGI or any of its Subsidiaries is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code.

                  (g) Neither PGI nor any of its Subsidiaries has filed a consent or made an election under Section 341(f) of the Code or any comparable provision of state law.

                  (h) Neither PGI nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

                  (i) Except as set forth on Schedule 6.18(i), there are no requests for rulings in respect of any Tax pending by PGI or its Subsidiaries with any Governmental Authority; and neither PGI nor its Subsidiaries have received any written ruling of a Governmental Authority relating to Taxes or entered into any written and legally binding agreement with a Governmental Authority relating to Taxes.

                  (j) Neither PGI nor any of its Subsidiaries has made any payments or is obligated to make any payments that will not be deductible under
Section 280G of the Code and none of the transactions contemplated by this Agreement will require AMS or any of AMS's Affiliates to make any payment that will not be deductible under Section 280G of the Code.

                  (k) Neither PGI nor any of its Subsidiaries have any liability to any other party under any Tax sharing agreement or Tax indemnity agreement.

                  (l) No election under Section 338 of the Code has been filed with respect to PGI or any of its Subsidiaries.

                  (m) Since the Balance Sheet Date, neither PGI nor any of its Subsidiaries has changed any Tax election or any Tax accounting method.

                  (n) Except as set forth in Schedule 6.18(n), Canadian federal and provincial income tax assessments have been issued to PGI and its Subsidiaries covering all fiscal periods ended prior to the Closing.

                  (o) Schedule 6.18(o) accurately sets out, for purposes of the Income Tax Act (Canada), the adjusted cost base of the capital properties held be PGI and its Subsidiaries in Canada.

                  (p) PGI and its Subsidiaries are duly registered for purposes of all Canadian Taxes applicable to the activities thereof.

                  (q) Except as set forth in Schedule 6.18(q), neither PGI nor any of its Subsidiaries owns, or within the preceding 12 months has owned, any "taxable Canadian property" as defined in the INCOME TAX ACT (CANADA).

                  (r) PGI and its Subsidiaries have obtained all required certificates, have sent all required notices and have paid all non resident Taxes in Canada in respect of a disposition of any "taxable Canadian property", as defined in the INCOME TAX ACT (CANADA).

                  (s) No debt or other obligation of PGI or its Subsidiaries has been or will be settled or extinguished on or prior the Closing Date such that the provisions of Section 80 of the INCOME TAX ACT (CANADA) applies or would apply thereto.

            All references in this Section 6.18 to PGI and its Subsidiaries (collective or individually) shall be deemed to include any predecessors thereto (including any entities that have merged into PGI or any of its Subsidiaries).

            6.19 EMPLOYEE BENEFITS.

                  (a) Set forth on Schedule 6.19(a) hereto, separately as to each entity, is a complete and correct list of (i) any pension, retirement, savings, profit sharing, deferred compensation, stock option, stock purchase, restricted stock, stock award, stock appreciation, phantom stock, bonus or incentive, severance pay, medical, dental, health, disability, sick pay, life, death benefit, group insurance, cafeteria, flexible spending, dependent care, vacation pay, holiday pay, fringe benefit, workers compensation, unemployment, employee loan, educational assistance, and any other employee benefit plan, arrangement, contract, agreement, policy or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, and
(ii) any employment, indemnification, consulting, severance or change-in-control agreement, in each case whether or not written and (i) which is sponsored or maintained by PGI or any of its Subsidiaries on behalf of current or former employees, consultants or directors of PGI or any of its Subsidiaries or their beneficiaries or dependents, or (ii) by which PGI or any of its Subsidiaries is bound or with respect to which PGI or any of its Subsidiaries has any obligation to make payments or contributions or may otherwise have any liability (the "Employee Plans").

                  (b) With respect to the Employee Plans, PGI will, no later than January 24, 2002, have delivered true and complete copies of (1) current plan documents and plan amendments, or any and all other documents (or written summaries for any unwritten Employee Plans) that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the Internal Revenue Service; (4) the three most recent Form 5500 Annual Reports, including related Schedules and audited financial statements and opinions of independent certified public accountants;
(5) with respect to each Employee Plan that is a defined contribution plan, the most recent annual and quarterly or monthly valuations; (6) with respect to each Employee Plan that is a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA (a "Pension Plan"), a copy of the most recent actuarial valuation report; (7) the most recent nondiscrimination testing results under Sections 401(a)(4), 401(k) and 410(b) of the Code, (8) any employee handbook applicable to the employees of PGI or any of its Subsidiaries and (9) with respect to each Employee Plan for which there is a Legal Requirement under the laws of Canada to make filings or reports, a copy of the most recent filing or report, as applicable.

                  (c) Each Employee Plan has at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA and the Code and all other applicable laws (including regulations and rulings thereunder) of the United States or any foreign jurisdiction, including their respective political subdivisions. Each Employee Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and that any trust associated with the Plan is tax exempt under Section 501(a) of the Code, and to the Knowledge of PGI, there is no reason why the qualified status of any such Employee Plan or trust would be denied or revoked, whether retroactively or prospectively. All amendments to the Employee Plans that were required to be made through the date hereof and the Closing Date to maintain the continued qualified status of such Employee Plans under Section 401(a) of the Code have been or will be made by the Closing Date. Neither PGI nor PGW is party to a Registered Pensions Plan, as such term is defined in the INCOME TAX ACT (CANADA).

                  (d) No disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed or are pending or, to the Knowledge of PGI, threatened with respect to the Employee Plans of PGI or any of its Subsidiaries in connection with any Employee Plan or the fiduciaries or administrators thereof, and to the Knowledge of PGI no state of facts or conditions exist which could be expected to subject PGI or any of its Subsidiaries to any liability (other than routine claims for benefits) under the terms of the Employee Plan or applicable law. With respect to each Employee Plan there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA or other transaction that would result in any tax or penalty being imposed under Section 4975 of the Code or Section 409 or 502(i) of ERISA on PGI, any of its Subsidiaries or any person or entity with respect to which PGI or any of its Subsidiaries has an obligation to indemnify.

                  (e) None of PGI, its Subsidiaries or any other entity that is considered one employer with PGI or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has at any time maintained or contributed to or incurred any liability, contingent or otherwise, with respect to any plan subject to the terms of Title IV of ERISA or Section 412 of the Code.

                  (f) No Employee Plan is a multiemployer plan (within the meaning of Section 3(37)(A) of ERISA) and no Employee Plan is a multiple employer plan (as defined in Section 413 of the Code).

                  (g) To the extent applicable, all contributions or payments made or deemed to have been made with respect to each Employee Plan that is a deferred compensation plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code. As of the Closing Date, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of an Employee Plan or by any law or government agency shall have been made with respect to each Employee Plan. All contributions to and payments with respect to or under the Employee Plans that are required to be made with respect to periods ending on or before the Closing Date have been made or accrued before the Closing Date by PGI and its Subsidiaries in accordance with the appropriate plan documents, financial statement, actuarial report, collective bargaining agreements or insurance contracts or arrangements. With respect to each Employee Plan that is an "employee welfare benefit plan" under
Section 3(1) of ERISA that is partially or fully funded through a trust, all tax deductions claimed by PGI and its Subsidiaries relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by PGI or any of its Subsidiaries or the trust, have been made in a timely manner.

                  (h) No Employee Plan provides medical, life, death or other welfare benefits (whether or not insured) to retirees or other terminated employees of PGI or any of its Subsidiaries (other than coverage mandated by Section 601 of ERISA, Section 4980B of the Code or any similar federal, state, provincial or local law). No event has occurred and no condition exists with respect to any plan of PGI or any of its Subsidiaries or an ERISA Affiliate that is a "group health plan" within the meaning of Section 4980B(g) of the Code which could subject PGI or any of its Subsidiaries, directly or indirectly, to any liability under Section 4980B of the Code.

                  (i) Except as set forth in Schedule 6.19(i), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may (x) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or independent contractor of PGI or any of its Subsidiaries or (y) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan. As a direct or indirect result of the consummation of the transactions contemplated hereby, neither AMS nor PGI nor any of its Subsidiaries will be obligated to make a payment to an individual that would not be deductible as a result of the application of Section 280G of the Code or applicable law.

                  (j) Neither PGI nor any of its Subsidiaries has communicated to present or former employees of PGI or any of its Subsidiaries or formally adopted or authorized any additional Employee Plan or any change in or termination of any existing Employee Plan. No Employee Plan covers employees other than employees of PGI and its Subsidiaries.

                  (k) Except as described on Schedule 6.19(k), neither PGI nor PGW shall, from and after the Closing Date, have any commitments, liabilities or obligations of any kind relating to current or former Avalon employees under any Employee Plan.

            6.20 NO OTHER BROKER. Other than as set forth on Schedule 6.20, no broker, finder or similar intermediary has acted for, or on behalf of, PGI or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with PGI or any of its Subsidiaries or any action taken by it.

            6.21 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Balance Sheet, or thereafter earned and recorded by PGI and PGW, (i) have arisen only from bona fide transactions entered into in the ordinary course of business of PGI and PGW and (ii) except with respect to accounts receivable that become uncollectible as a result of the bankruptcy or insolvency of the relevant account-debtor of PGI or PGW following the Closing Date, such accounts receivable have been collected or (based only upon information available at the date hereof) are reasonably likely to be collectible in the ordinary course of PGI's and PGW's business at the aggregate gross recorded amounts thereof less, in the case of accounts receivable reflected on the Balance Sheet, the aggregate allowance for uncollectible accounts, returns and trade allowances set forth therein, and in the case of accounts receivable thereafter recorded, an allowance for uncollectible accounts, returns and trade allowances recorded in a manner consistent with the reserve set forth in the Balance Sheet.

            6.22 MATERIALS HELD AS BAILEE. The materials held by PGW as bailee reflected in PGW's report of "inventory on hand" at December 31, 2001, a copy of which is attached hereto as Annex 6.22, in the aggregate with respect to each agreement with a publisher, (i) accurately reflect such materials as actually held by PGW as bailee at December 31, 2001 and (ii) constitute all materials required (consistent with shrinkage allowances) to be held by PGW as bailee at

December 31, 2001. The materials held by PGW as bailee at the Closing Date will constitute all materials required (consistent with shrinkage allowances) to be held by PGW as bailee at the Closing Date under agreements with publishers.

            6.23 TRANSACTIONS WITH CERTAIN PERSONS. Other than debt or equity investments by Richard Gallen (a Director of PGI and PGW) and his Affiliates and Charles Greenberg (a Director of PGI and PGW) and his Affiliates, and except as disclosed on Schedule 6.23 hereto, separately as to each entity, none of the Principal Shareholders or any present or former officer, director or employee of PGI, PGW or any Affiliate thereof is presently a party to any transaction with PGI or PGW relating to the business of PGI and PGW, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than services as officers, directors or employees) any such person or to any Person in which any such person has a substantial interest as a shareholder, member, officer, director, trustee or partner. All of the transactions set forth on Schedule 6.23 hereto have been entered into on an arms-length basis and the fees and compensation payable by PGI or PGW and the other terms with respect thereto are at or better than prevailing market rates. Except as disclosed on Schedule 6.23 hereto, no Affiliate of PGI or PGW and no Principal Shareholder have any ownership or stock interest in any other enterprise, firm, corporation (other than AMS), trust, or any other entity which is engaged in any line or lines of business which are the same as, or competitive with, the line or lines of business of PGI and PGW.

            6.24 OWNERSHIP, CONDITION AND ADEQUACY OF PGW ASSETS. Notwithstanding anything in this Agreement to the contrary, the assets of PGW constitute, and on the Closing Date will constitute, all of the assets that are necessary to permit the business of PGW to be conducted by AMS in substantially the manner as it has heretofore been conducted by PGW. Each of these assets is owned or leased both legally and beneficially by PGW free from any third party rights, and each of those assets capable of possession is in the possession of PGW. The assets owned and operated by PGW are in good operating condition and maintenance, normal wear and tear excepted, and are adequate for the conduct of the business of PGW as heretofore carried on.

            6.25 PRODUCT LIABILITY. Neither PGI nor PGW has manufactured, sold or provided any product or service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective (in any material respect) or dangerous or does not conform in all material respects with any representation or warranty, express or implied, given in respect to it. Neither PGI nor PGW has received a prohibition notice, a notice to warn or a suspension notice under any relevant consumer protection act or equivalent legislation.

            6.26 BOOKS AND RECORDS. The books of account and other financial and corporate records of PGI and PGW have been maintained in accordance with good business and accounting practices. The minute books of PGI and PGW now contain, and on the Closing Date will contain, a true, correct and complete record of all corporate action taken on or prior to the date hereof, or hereafter taken on or prior to the Closing Date, at the meetings of shareholders and directors and committees thereof. All documentary and stock transfer tax stamps required in connection with the issuance and transfer of the capital stock of PGI and PGW have been duly affixed for transfer.

            6.27 CONSEQUENCES OF ACQUISITION. Neither any Person who now has business dealings with PGI or PGW nor any management employee of PGI or PGW has notified PGI or PGW, and each of PGI and PGW has no reasonable basis to believe, that any such Person would or might cease business dealings or employment with PGI or PGW after the Closing Date. To the Knowledge of PGI, the attitudes or actions of customers, suppliers, employees and other persons, taken as a whole, with regard to PGI and PGW will not be materially and prejudicially affected by the execution of this Agreement or the consummation of the transactions contemplated hereby.

            6.28 INSURANCE. Schedule 6.28 lists each insurance policy owned or held by PGI or PGW, separately as to each entity, on the date hereof, and each insurance policy to which PGI or PGW has been a party, a named or additional insured, or otherwise the beneficiary of coverage at any time with respect to
(i) any and all occurrences that have taken place, claims that have been made, and suits that have been brought within the past three years and (ii) each claims as to which the insurance carrier has denied coverage, expressed a reservation of rights, or raised a question as to coverage. Additionally, all policies listed on Schedule 6.28 are valid, outstanding, and in full force and effect, in the amounts shown on Schedule 6.28, until the termination of the policy period listed on each respective policy, all premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due and no notice of cancellation or termination has been received with respect to any such policy. Except as shown on Schedule 6.28, all pending and third party liability and workers' compensation claims have been reported to the appropriate insurer, and none of these insurers has denied coverage or issued a reservation of rights with respect to such claims. The assets and risks of PGI and PGW are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of

PGI and PGW. To the Knowledge of PGI, PGI and PGW have sufficient insurance coverage to cover all current occurrences, claims or lawsuits.

            6.29 GRANTS AND ALLOWANCES. Full particulars of all grants, allowances, aids and subsidies paid or made to PGI or PGW during the last three years by, and of all outstanding claims by PGI or PGW for any such grant, allowance, aid or subsidy from, any supranational, national or local authority or government agency are set out in the Financial Statements and neither PGI nor PGW has done or failed to do any act or thing which could result, nor will the consummation of the transactions contemplated hereby result, in all or any part of such grant, allowance, aid or subsidy becoming repayable or forfeited.

            6.30 POWERS OF ATTORNEY. Except as set forth on Schedule 6.30, neither PGI nor PGW has given any power of attorney or authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf.

            6.31 DISCLOSURE. To the Knowledge of PGI, no representation or warranty made by PGI or the Principal Shareholders in this Agreement or in any document provided or to be provided hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VII

                  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
                THE PRINCIPAL SHAREHOLDERS AND THE REPRESENTATIVE

            Each Principal Shareholder and the Representative, severally but not jointly, with respect to itself, represents and warrants to AMS as follows:

            7.1 AUTHORITY. Such party has all requisite power and authority or, in the case of any party who is a natural person, all requisite capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by such party pursuant to any necessary authorization and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding at law or in equity).

            7.2 TITLE. Such Principal Shareholder is, directly or indirectly, the record and beneficial owner of the PGI Common Stock set forth opposite such Principal Shareholder's name on Schedule 7.2 hereto free and clear of any lien, charge, Encumbrance or other security interest.

            7.3 NO VIOLATIONS, ETC. None of such party's execution and delivery of this Agreement, the consummation of the transactions contemplated herein or compliance by such party with any of the provisions hereof will (i) result in the creation of any Encumbrance upon such Principal Shareholder's shares of PGI Common Stock under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, or any other instrument or obligation to which such party is a party or by which such party or Principal Shareholder's shares of PGI Common Stock may be bound or affected, or otherwise or (ii) violate any order, writ, injunctions, decree, statute, rule or regulation applicable to such party or such Principal Shareholder's shares of PGI Common Stock. Except as disclosed on Schedule 7.3 hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such party in connection with the execution and delivery by such party of this Agreement or consummation by such party of the transactions contemplated herein in the manner contemplated hereby.

            7.4 NO OTHER AGREEMENTS TO SELL ASSETS OR BUSINESS. Such Principal Shareholder has no legal obligation, absolute or contingent, to any other Person to sell such Principal Shareholder's shares of PGI Common Stock (other than in connection with the Merger) or otherwise affect the sale of PGI, any Subsidiary or their assets.

            7.5 LITIGATION. There is no action, claim, suit, trial, demand, arbitration or proceeding pending or, to the knowledge of such party, threatened by or against or affecting such party or such Principal Shareholder's shares of PGI Common Stock and, to the knowledge of such party, there is no investigation pending or threatened against or affecting such party or such Principal Shareholder's shares of PGI Common Stock, in each case before any Governmental Authority, that could effect the ability of such party to consummate the transactions contemplated by this Agreement at the Closing. There are no writs, decrees, injunctions, judgments, decisions, rulings, awards or orders of any Governmental Authority outstanding against such Principal Shareholder with respect to such Principal Shareholder's shares of PGI Common Stock.


                                  ARTICLE VIII

              REPRESENTATIONS AND WARRANTIES OF AMS AND MERGER SUB

            Each of AMS and Merger Sub, jointly and severally, represents and warrants to PGI and to each Principal Shareholder that:

            8.1 INCORPORATION AND CORPORATE AUTHORITY. Each of AMS and Merger Sub has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has the requisite corporate power and authority to conduct its business and to own, lease, or operate the properties and assets that it purports to own, lease or operate.

            8.2 AUTHORIZATION. Each of AMS and Merger Sub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by such party pursuant to any necessary authorization and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of each of AMS and Merger Sub, enforceable against each of AMS and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

            8.3 NO DEFAULTS OR CONFLICTS. The execution and delivery of this Agreement by each of AMS and Merger Sub and the consummation of the transactions contemplated hereby do not and, on the Closing Date, will not

                  (a) result in any violation of the charter or by-laws of AMS or Merger Sub; or

                  (b) violate any order, writ, injunction, decree, judgment, ruling, statute, rule or regulation applicable to AMS or Merger Sub, or any assets or properties of AMS or Merger Sub (except for such violation as would not adversely affect the consummation of the transactions contemplated hereby).

            8.4 NO GOVERNMENTAL AUTHORIZATION OR CONSENTS REQUIRED. As of the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by AMS or Merger Sub in connection with the due execution and delivery by AMS and Merger Sub of this Agreement and the consummation by AMS and Merger Sub of the transactions as contemplated hereby.

            8.5 NO ACTIONS, SUITS OR PROCEEDINGS. There is no action, suit or proceeding pending or threatened against AMS or Merger Sub, nor, to the knowledge of AMS, has any litigation been overtly threatened in writing to AMS or Merger Sub before any Governmental Authority with respect to which there is a substantial possibility of determination which questions the validity or legality of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of the transactions contemplated hereby.

            8.6 NO OTHER BROKER. Other than U.S. Bancorp Piper Jaffray, the fees and expenses of which are payable by AMS, no broker, finder or similar intermediary has acted for or on behalf of AMS in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with AMS or any action taken by AMS.

                                   ARTICLE IX

                                    COVENANTS

            The parties hereto covenant and agree as follows:

            9.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, PGI shall, and shall cause PGW to, (i) conduct its business and operations only in the ordinary course, (ii) maintain in full force and effect the insurance policies set forth on Schedule 6.28 (or policies providing substantially the same coverage, copies of which will be made available to AMS), (iii) take all necessary and prudent action to preserve the assets and properties, wherever located, which are material to the business of PGI and PGW, (iv) maintain its books and records in accordance with GAAP (except for the use of straight line assumptions for returns) and in the manner consistent with past practices and promptly advise AMS in writing of any material adverse change in the condition (financial or otherwise) of the assets, liabilities, prospects, earnings or business (in each case, taken as a whole) of PGI and PGW, (v) not, without AMS's prior written consent, engage in any action which would require disclosure under
Section 9.2 hereto, (vi) not, without AMS's prior written consent, make any change in the authorized or outstanding capital stock of PGI or otherwise change its capitalization, and (vii) use its best efforts to preserve the business organization of PGI and PGW intact, to continue its operations at its present levels, to keep available to AMS and the Surviving Corporation the services of the PGI Personnel and to preserve the goodwill of those suppliers, customers, creditors and others having business relations with PGI and PGW, and refrain from any significant organizational or personnel changes with respect thereto; PROVIDED, HOWEVER, that PGI and PGW may (x) to the extent included in the projections heretofore provided to AMS, make normal bonus payments to their officers and employees but not increase executive compensation beyond projected cost of living increases in the aggregate, in each case consistent with past practice, and (y) incur expenses which are ordinary and necessary in connection with the transactions contemplated by this Agreement.

            9.2 CONFIDENTIALITY; LIQUIDATED DAMAGES.

                  (a) AMS agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement between the parties dated April 16, 2001, as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. In addition, between the date hereof and December 31, 2002, neither party shall directly or indirectly solicit or, without five Business Days prior written notice to the other if an employee of one party seeks employment with the other, hire any of the employees of any other party or its Subsidiaries, other than by the negotiation of, and employment under, the Employment Agreements.

                  (b) AMS and the Representative (on behalf of PGI and the Principal Shareholders) shall consult with each other prior to issuing any press release or other public statement with respect to the transactions contemplated by the Agreement and will not issue any such release or make any such public statement without the approval of the other, which approval shall not be unreasonably withheld, except as required by law or the rules or regulations of any stock exchange.

            9.3 FURTHER ASSURANCES. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

            9.4 NOTICE OF EVENTS. During the period from the date of this Agreement to the Closing Date, the Representative shall give prompt notice to AMS, and AMS shall give prompt notice to the Representative, of: (i) the occurrence or non-occurrence of any event of which it has knowledge, the occurrence or non-occurrence of which would be likely to result in any of the conditions to Closing specified in Articles X or XI not being satisfied timely; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 9.4 shall not limit or otherwise affect the remedies available hereunder to any party.

            9.5 TAX MATTERS. PGI and its Subsidiaries will provide AMS for its review and approval drafts of all Tax Returns to be filed between the date hereof and the Closing Date not less than 15 days prior to the filing or due date (including permitted extensions) for filing such returns, such approval not to be unreasonably withheld. All such Tax Returns shall be prepared in a manner consistent with past practice.

            9.6 RECORDS. With respect to the financial books and records and minute books of PGI relating to matters on or prior to the Closing Date: (a) for a period of four years after the Closing Date, AMS shall not cause or permit their destruction or disposal without first offering to surrender them to the Principal Shareholders, and (b) where there is legitimate purpose, including, without limitation, an audit of any of the Principal Shareholders by the IRS or any other taxing authority, AMS shall allow the Principal Shareholders and their respective representatives or agents, at their sole cost and expense, during regular business hours, reasonable access to such books and records and the ability to inspect and copy same or (if required) obtain the originals thereof.

            9.7 INSURANCE CLAIMS. With respect to any and all claims that have been made arising out of events, occurrences, or acts prior to the Closing, regardless of which such claims are brought, the Principal Shareholders shall cooperate, at AMS's expense with respect to out-of-pocket expenses, with AMS's and PGI's tendering of such claims to the appropriate insurance carrier of any occurrence-based or claims-made insurance policies, facilitate the payment of insurance proceeds with respect thereto, and not take any action to cause the coverage of PGI or any of its Subsidiaries under any such policy to be reduced or restricted.

            9.8 CERTAIN TAX BENEFITS. AMS shall pay to the holders of PGI Common Stock and Options immediately prior to the Effective Time, or into the Escrow Fund to the extent that a payment is to be made prior to the first anniversary of the date hereof, in proportion to the amounts received by them pursuant to
Section 3.2, an amount equal to the sum of (i) the actual Tax benefit to PGI, if and when realized, from the exercise of Options at Closing, (ii) 50% of the Tax benefit to PGI, if and when realized, but only if realized prior to the third anniversary of the Closing Date, from the capital loss, if any, generated in the Avalon Divestiture, and (iii) the actual Tax benefit to PGI, if and when realized, from the payment of the expenses of PGI contemplated by Section 14.1, in each case within 90 days after filing each tax return utilizing some or all of such benefit (such payments to be made without duplication) PROVIDED, HOWEVER, that (a) if AMS shall subsequently suffer a loss, disallowance or deferral of the Tax benefit giving rise to all or any portion of the payments described in clause (i) or (ii) hereof (any such event, a "Tax Benefit Loss"), then the Principal Shareholders shall return to AMS the applicable portion of such payments attributable to the Tax Benefit Loss within 90 days of receipt of notice by the Representative from AMS of such Tax Benefit Loss (which notice shall include a calculation of the amount required to be refunded) and (b) "realized" for purposes of this Section 9.8 shall include the utilization of such benefit in estimated tax payments.

            9.9 APPROVAL OF MERGER. Each Principal Shareholder shall vote all shares of PGI Common Stock held by such Principal Shareholder in favor of the Merger, and shall cause PGI to hold a shareholders meeting, or act by written consent, to approve the Merger.

            9.10 DUE DILIGENCE. No later than January 24, 2002, PGI shall provide to AMS the documents and information described on Schedule 9.10 hereto.

            9.11 WORKERS COMPENSATION ADJUSTMENT. PGI and the Principal Shareholders represent that, since January 31, 2000, PGI has purchased and maintained a type of workers compensation insurance which includes a provision for retroactive premium adjustments, both positive and negative, and that the current insurance policy will lapse on January 31, 2002 and will not be renewed. Any retroactive premium adjustment, regardless of how designated, shall be for the account of the holders of PGI Common Stock and Options (the "Holders"). Accordingly, if there is a premium refund, AMS shall cause PGI to pay the full amount of the refund to the Escrow Fund or, if the Escrow Fund has been terminated, to the Holders; similarly, if there is additional premium due, AMS shall demand and receive from the Escrow Fund (or, if the Escrow Fund has been terminated, the Principal Shareholders) the amount thereof. In either event, AMS shall cause PGI to transmit a copy of all relevant correspondence on a timely basis to the Representative.

                                    ARTICLE X

            CONDITIONS PRECEDENT TO OBLIGATIONS OF AMS AND MERGER SUB

            The obligations of AMS and Merger Sub under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by AMS and Merger Sub:

            10.1 REPRESENTATIONS AND WARRANTIES ACCURATE. All representations and warranties of PGI and the Principal Shareholders contained in Articles VI and VII shall be accurate in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, (i) that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects and (ii) if any such representation or warranty is not true and correct in all material respects at Closing due to an event occurring after the date hereof that is generally applicable to businesses (I.E., not specific to PGI or PGW), then such representation or warranty shall, for all purposes under this Agreement, be deemed true and correct in all material respects at Closing (but shall not be so deemed as of the date hereof).

            10.2 PERFORMANCE. PGI and each of the Principal Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it or them prior to or on the Closing Date; PROVIDED, HOWEVER, that if any portion of any such agreement, covenant or condition is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such agreement, covenant or condition, such portion of such agreement, covenant or condition as so qualified shall have been complied with in all respects.

            10.3 CERTIFICATES. AMS shall have received one or more certificates, dated as of the Closing Date, signed on behalf of PGI and the Principal Shareholders by the Representative, to the effect that, to the knowledge of the Representative, the conditions set forth in Sections 10.1 and 10.2 have been satisfied.

            10.4 AUTHORIZATIONS AND CONSENTS; LEGAL PROHIBITION.

                  (a) PGI shall have obtained all governmental authorizations, approvals, consents and waivers, the lack of which prior to the Closing, under any applicable law, rule or regulation, would render any of the transactions contemplated hereby legally impermissible.

                  (b) PGI shall have obtained or made all governmental or contractual authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing, under any applicable law, rule or regulation, contract or other understanding, would be reasonably likely to materially and adversely affect AMS's operation of the business of PGI and PGW after the Closing, or would materially and adversely affect PGI's ability to consummate the transactions contemplated hereunder.

                  (c) On the Closing Date, there shall exist no injunction or other order issued by a court of competent jurisdiction which would prohibit any of the transactions contemplated hereby.

            10.5 RETENTION OF KEY PERSONNEL. The persons listed on Schedule 10.5 shall have entered into employment agreements in substantially the form attached hereto as Exhibits G-1 through G-6 as applicable (the "Employment Agreements"). The parties acknowledge that the confidentiality and non-interference provisions of the Employment Agreements are a material inducement for AMS to enter into this Agreement and Plan of Merger, and AMS acknowledges that its recourse for any breach of the Employment Agreements shall be against the employee and not against the Escrow Fund.

            10.6 ESCROW AGREEMENT. The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            10.7 AVALON DISTRIBUTION AGREEMENT. Avalon shall have executed and delivered the Avalon Distribution Agreement.

            10.18 RELEASE. Each Principal Shareholder shall have delivered to AMS a complete and general release, in form and substance reasonably satisfactory to AMS and its counsel, of all claims against PGI or any Subsidiary for any matter or thing whenever arising.

            10.9 BOARD APPROVAL. The Board of Directors of AMS shall have approved the Merger at or before 12:00 noon P.S.T. on January 16, 2002. AMS covenants to use its good faith efforts to obtain such approval by such date and time.

            10.10 MATERIAL CONTRACTS. No material contracts (or contracts material in the aggregate) of PGW shall have been modified in any material and adverse manner or (except for the client publisher agreement with Grove/Atlantic) be terminable as a result of the Merger.

            10.11 AVALON INDEMNITY AGREEMENT. The parties to the Avalon Indemnity Agreement shall have executed and delivered the Avalon Indemnity Agreement.

            10.12 TRANSITION SERVICES AGREEMENT. Avalon shall have executed and delivered the Transition Services Agreement.

            10.13 PAYOFF LETTERS. At least five days prior to Closing, PGI shall have delivered to AMS a letter, in customary form, from each of its lenders with respect to the prepayment of all indebtedness of PGI or PGW to such lender; all such indebtedness shall be subject to prepayment by AMS without penalty at or after Closing; and all collateral securing such indebtedness shall be subject to release upon such prepayment. All such indebtedness is described on Schedule 10.13.

            10.14 BOOKS AND RECORDS. All books and records of PGI and PGW, including without limitation all of the stock certificates of PGW, shall be delivered to AMS.

            10.15 GUARANTEES. AMS shall have received evidence reasonably satisfactory to it that all guarantee obligations of PGI and PGW with respect to Avalon have been released without any ongoing liability to PGI or PGW.

            10.16 AVALON DIVESTITURE. AMS shall have received evidence reasonably satisfactory to it that the Avalon Divestiture has occurred in accordance with the provisions of agreements as set forth on Exhibit H.

            10.17 CANADA DIVESTITURE. AMS shall have received evidence reasonably satisfactory to it that the Canada Divestiture has occurred in accordance with the provisions of the Asset Purchase Agreement set forth on
Exhibit I (the "Canada Divestiture Agreement").

            10.18 GSL ASSOCIATES. AMS shall have received evidence satisfactory to it that neither PGI nor PGW shall have any obligations or commitments of any kind to GSL Associates.

            10.19 ADDITIONAL DOCUMENTS. AMS shall have been provided reasonable access to, and reasonable opportunity to photocopy, the documents described on
Schedule 9.10.


                                   ARTICLE XI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF PGI,
               THE PRINCIPAL SHAREHOLDERS, AND THE REPRESENTATIVE

            The obligations of PGI, each of the Principal Shareholders and the Representative under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Representative.


            11.1 REPRESENTATIONS AND WARRANTIES ACCURATE. All representations and warranties of AMS and Merger Sub contained in Article VIII shall be accurate in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects.

            11.2 PERFORMANCE BY OTHERS. AMS and Merger Sub shall have performed and complied in all respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date; PROVIDED, HOWEVER, that if any portion of any such agreement, covenant or condition is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such agreement, covenant or condition, such portion of such agreement, covenant or condition as so qualified shall have been complied with in all respects.

            11.3 CERTIFICATE. PGI and the Principal Shareholders shall have received a certificate, dated the Closing Date, signed by the chief executive officer of each of AMS and Merger Sub, to the effect that, to the knowledge of such party, the conditions set forth in Sections 11.1 and 11.2 have been satisfied.

            11.4 AUTHORIZATION; LEGAL PROHIBITION.

                  (a) AMS shall have obtained all governmental authorizations, approvals, consents and waivers, the lack of which prior to the Closing, under any applicable law, rule or regulation, would render any of the transactions contemplated hereby legally impermissible.

                  (b) AMS and Merger Sub shall have obtained or made all mandatory governmental or contractual authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing, under any applicable law, rule or regulation, contract or other understanding, would be reasonably likely to materially and adversely affect AMS's or Merger Sub's ability to consummate, or cause the consummation of, the transactions contemplated hereunder.

                  (c) On the Closing Date, there shall exist no injunction or other order issued by a court of competent jurisdiction which would prohibit any of the transactions contemplated hereby.

            11.5 RETENTION OF KEY PERSONNEL. The Surviving Corporation shall have executed and delivered the Employment Agreements.

            11.6 ESCROW AGREEMENT. The Surviving Corporation and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            11.7 AVALON DISTRIBUTION AGREEMENT. The Surviving Corporation shall have executed and delivered its acknowledgment of the Avalon Distribution Agreement.

            11.8 BOARD APPROVAL. The Board of Directors of PGI shall have approved the Merger at or before 12:00 noon P.S.T. on January 16, 2002. PGI and each Principal Shareholder covenants to use its, his or her good faith efforts to obtain such approval by such date and time.

            11.9 TRANSITION SERVICES AGREEMENT. The Surviving Corporation shall have executed and delivered the Transition Services Agreement.

            11.10 AVALON DIVESTITURE. The Avalon Divestiture shall have occurred.

            11.11 CANADA DIVESTITURE. The Canada Divestiture shall have occurred.


                                   ARTICLE XII

                            SURVIVAL; INDEMNIFICATION

            12.1 SURVIVAL. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate, document or other instrument delivered in connection with this Agreement shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the related indemnity obligations set forth in Sections 12.2(a)(i) and 12.2(b)(i) hereof shall terminate on, and no claim or Action with respect thereto may be brought, after the date 18 months immediately subsequent to the Closing Date; provided, HOWEVER, that the representations and warranties contained in (a) Sections 6.18 (Taxes) and 6.19 (Employee Benefits) shall survive until the end of the applicable statute of limitations therefor, (b) Sections 6.6 (Capitalization),

6.2 (Articles of Incorporation; Authorization) and 6.23 (Transactions with Certain Persons) shall survive indefinitely, (c) Section 6.3 (Financial Statements) shall survive until the date of issuance of the audit by AMS's auditors of the AMS consolidated financial statements for the fiscal year ending March 31, 2003 and (d) Section 6.16(a)(ii) (compliance with Legal Requirements) shall survive until the first anniversary of the date hereof; and PROVIDED, FURTHER, that if a breach of Section 6.3 (Financial Statements) also constitutes a breach of another representation or warranty, the limitations period applicable to such other representation or warranty shall apply. The representations and warranties which terminate at a specified date or expiration of a specified period and the liability of any party with respect to any breach thereof shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims, prior to the date 18 months immediately subsequent to the Closing Date.

            12.2 INDEMNIFICATION. The Principal Shareholders and PGI (in the case of PGI, only until the Effective Time) shall severally indemnify AMS, and AMS shall indemnify the Principal Shareholders, as set forth below:

                  (a) Subject to Section 12.1 and to this Section 12.2, each of the Principal Shareholders and PGI (in the case of PGI, only until the Effective
Time) hereby agrees to severally indemnify, pro-rata in accordance with the percentages set forth on Schedule 12.2(a), and hold harmless AMS and its respective directors, officers, employees, agents and Affiliates (collectively, the "AMS Indemnified Persons") for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, disbursements and expenses (including any reasonable Legal Expenses) (collectively, "Losses") based upon, arising out of, asserted against, resulting from, imposed on, or otherwise in respect of (i) the breach of any representation or warranty of PGI or any of the Principal Shareholders contained in or made pursuant to this Agreement, (ii) the breach by PGI or any of the Principal Shareholders of, or the failure by PGI or any of the Principal Shareholders to perform, any of his, her or its covenants or other agreements contained in this Agreement, (iii) for a period of 18 months following the Closing Date, PGW's distribution or publication of THE COMMITTEE: POLITICAL ASSASSINATION IN NORTHERN IRELAND; PROVIDED, HOWEVER, that no amount shall be claimed under this clause (iii) for purposes of stopping the release of any amounts under the Escrow Agreement except to the extent that any AMS Indemnified Person has actually paid, or become legally obligated to pay, any amount with respect to any Losses under this clause (iii) and (iv) the breach of any representation or warranty of PGW or PGI contained in or made pursuant to the Canada Divestiture Agreement to the extent that such Losses under this clause (iv) exceed $100,000, provided, however, that the amount of the indemnification otherwise due under this clause
(iv) shall be reduced by 50% to the extent that such Losses exceed $200,000.

            Notwithstanding any other provision herein to the contrary, (i) PGI and the Principal Shareholders shall not be required, pursuant to Section 12.2(a)(i), (ii) or (iii), to indemnify and hold harmless AMS (x) for any single item of Loss of less than $5,000, it being the intent of the parties that the parties should not be required to research or dispute items valued at less than $5,000 and (y) until and to the extent that the aggregate amount of AMS's Losses under Section 12.2(a)(i), (ii), (iii) and (iv)exceeds $500,000 and (ii) the cumulative aggregate indemnity obligations of the Principal Shareholders under
Section 12.2(a)(i), (ii), (iii) shall in no event exceed $19 million (inclusive of the Escrow Fund).

                  (b) Subject to Section 12.1 and to this Section 12.2, AMS hereby agrees to indemnify and hold harmless PGI and the Principal Shareholders and their respective officers, directors, employees, agents and Affiliates (collectively, the "PGI Indemnified Persons") for, from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, or otherwise in respect of (i) the breach of any representation or warranty of AMS or Merger Sub contained in or made pursuant to this Agreement or (ii) the breach by AMS or Merger Sub of, or failure by AMS or Merger Sub to perform, any of its covenants or other agreements contained in this Agreement.

                  (c) If any AMS Indemnified Person, on the one hand, or any PGI Indemnified Person, on the other hand (the "Indemnified Party"), has a claim or potential claim or receives notice of any claim, potential claim or the commencement of any Action which could give rise to an obligation on the part of the Principal Shareholders or PGI, on the one hand, or AMS, on the other hand (the "Indemnifying Party"), other than a Third Party Indemnification Claim (as defined below), to provide indemnification pursuant to this Section 12.2, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the "Indemnification Claim"); PROVIDED, HOWEVER, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party.

                  (d) In the event of a claim, a potential claim or the commencement of any Action by a third party which could give rise to an obligation to provide indemnification pursuant to this Article XII, the

Indemnified Party will give the Indemnifying Party prompt written notice thereof (the "Third Party Indemnification Claim"), but in any event not later than 15 calendar days after receipt of notice of such third party claim; PROVIDED, HOWEVER, that the failure of the Indemnified Party to so notify the Indemnifying Party within such 15-day period shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party or materially prejudices the Indemnifying Party's ability to defend against such claim.

                  (e) Any Indemnification Claim or Third Party Indemnification Claim shall describe the claim in reasonable detail. If the Indemnifying Party confirms in writing to the Indemnified Party within 15 calendar days after receipt of the Third Party Indemnification Claim the Indemnifying Party's responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, any Third Party Indemnification Claim. If the Indemnifying Party elects to compromise or defend any such third party claim, such Indemnifying Party shall within 15 calendar days (or sooner, if the nature of the asserted third party claim so requires) notify the Indemnified Party of such Indemnifying Party's intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such third party claim; PROVIDED, HOWEVER, that (i) the Indemnified

Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party's own expense to assist in the handling (but not control the defense) of any such third party claim, (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any such third party claim, (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against such third party claim or entering into any settlement, adjustment or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such third party claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it, he or she so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of any third party non-monetary claim that seeks an order, injunction or other equitable relief against any Indemnified Party or its Affiliates which, if successful, is reasonably likely to interfere with the business, assets, liabilities, obligations, prospects, financial condition or results of operations of the Indemnified Party or any of its Affiliates or any matter relating to Taxes of AMS or any of AMS's Affiliates. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnified Party of its, his or her election as herein provided, the Indemnified Party may, at the Indemnifying Party's expense, pay, compromise or defend against such asserted liability. In connection with any defense of a third party claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

                  (f) Anything to the contrary contained herein notwithstanding:
(i) AMS shall seek indemnification from the Escrow Fund, to the extent thereof, before seeking indemnification from any of the Principal Shareholders and (ii) the Avalon Indemnity Agreement shall contain additional provisions relating to indemnification for Losses suffered by AMS as a result of structuring the Acquisition in the form of the Merger and the Avalon Divestiture rather than a purchase by AMS of the stock of PGW from PGI, and such additional provisions shall be read together with the indemnification provisions of this Agreement, with the provisions of the Avalon Indemnity Agreement controlling in the event of any direct conflict.

                  (g) [omitted]

                  (h) Each Indemnified Party shall act in a commercially reasonable manner to obtain proceeds under applicable insurance policies with respect to Losses and shall reimburse the Indemnifying Party, net of out-of-pocket expenses, to the extent that any such proceeds are obtained after receipt of an indemnification payment hereunder; PROVIDED, HOWEVER, that notification to the insurer shall not be required prior to notifying the Indemnifying Party of any claim hereunder and the Indemnifying Party may not delay payment hereunder on account of the Indemnified Party's attempt to obtain insurance proceeds. To the extent required by the insurance policy, the Indemnified Party shall allow the insurer to assume the defense with respect to such claim.

                  (i) Notwithstanding anything herein to the contrary, except for Section 12.2(a), (f) or (g) hereof, this Section 12.2 shall have no application to audits or claims for indemnification with respect to Taxes, which shall be governed exclusively by Section 12.3.

            12.3 TAX AUDITS AND INDEMNIFICATION. Any AMS Indemnified Person shall, in the event such person receives notice (whether orally or in writing) of any examination, claim, proposed settlement, proposed adjustment or related matter with respect to any Taxes for which any AMS Indemnified Person may be indemnified hereunder (the "PGI Tax Controversies"), promptly notify PGI and the Principal Shareholders thereof, PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification hereunder except to the extent that PGI or the Principal Shareholders shall have been actually prejudiced as a result of such failure. AMS and the Principal Shareholders will have the right to jointly control any audit, administrative or court proceeding relating to PGI Tax Controversies ("PGI Tax Proceeding"), PROVIDED, HOWEVER, that if the applicable Taxing Authority offers a settlement or compromise of the Tax Controversy that is acceptable to the Principal Shareholders, the Principal Shareholders shall have the right to satisfy their indemnification obligations with respect to such Tax Controversy by paying to AMS the amount reflected in such settlement offer or compromise offer (and related interest, penalties, disbursements and expenses), whereupon AMS will have the sole right to control such PGI Tax Proceeding.

                                  ARTICLE XIII

                            TERMINATION OF AGREEMENT

            13.1 TERMINATION.

                  (a) This Agreement may be terminated on or prior to the Closing as follows:

                        (i) by consent of AMS and the Representative;

                        (ii) at the election of AMS or the Representative, if the Closing Date shall not have occurred on or before January 31, 2002, because the conditions thereto have not been satisfied on or before that date unless the failure to consummate the transactions contemplated hereby is the result of a breach of this Agreement by the party (or, in the case of the Representative, PGI and the Principal Shareholders) seeking to terminate this Agreement; and

                        (iii) at the election of AMS or the Representative, if the other party (or, in the case of Representative, PGI and the Principal Shareholders) is in material breach of this Agreement.

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 13.2.

            13.2 SURVIVAL AFTER TERMINATION. If this Agreement is terminated in accordance with Section 13.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except that the provisions set forth in Sections 9.2 and 14.1 shall survive the termination of this Agreement. None of the parties hereto shall have any liability in respect of a termination of this Agreement, except with respect to Sections 9.2 and 14.1 of this Agreement and except to the extent that failure to satisfy the conditions of Articles X or XI result from a breach of or default under any representation, warranty or covenant made by such party under this Agreement or a breach of or default under the provisions of any agreement made or to be made pursuant to this Agreement.


                                   ARTICLE XIV

                                  MISCELLANEOUS

            14.1 EXPENSES. All costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement (i) of PGI and the Principal Shareholders, other than the Absorbed Transaction Expenses, shall be borne by the shareholders of PGI and (ii) of AMS and Merger Sub shall be borne by AMS. For purposes of this
Section 14.1, "borne by the shareholders of PGI" shall mean that PGW shall pay such expenses as incurred and such expenses shall be (i) estimated by PGI in good faith, and PGI shall certify such estimate to AMS no later than five days prior to the Closing Date and the Initial Amount shall be reduced by the amount of such estimate and (ii) reflected in Adjusted Net Book Value to the extent not otherwise deducted from the Initial Amount.

            14.2 GOVERNING LAW AND JURISDICTION.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

                  (b) To the extent permitted by law, each party to this Agreement hereby irrevocably submits to the jurisdiction of any California State court or United States federal court, in either case sitting in the County of San Diego, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement and each Principal Shareholder and AMS hereby irrevocably agrees that all claims with respect to such suit, action or other proceeding shall be heard and determined in such courts.

            14.3 BINDING EFFECT; PERSONS BENEFITING; NO ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of such parties. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of the parties hereto, this Agreement may not be assigned by any of the parties hereto; PROVIDED, HOWEVER, that AMS may assign this Agreement to any of its Affiliates.

            14.4 AMENDMENTS. This Agreement may not be amended, altered or modified except by a written instrument executed by all of the parties hereto.

            14.5 INTERPRETATION. When a reference is made in this Agreement to a Section, an Exhibit or Schedule, such reference shall be to a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            14.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

            14.7 ENTIRE AGREEMENT; SCHEDULES. This Agreement, including the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

            14.8 SEVERABILITY. If any provisions of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            14.9 WAIVER. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

            14.10 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by facsimile, telex or telecopier (with receipt confirmed), provided a copy is also sent by courier addressed as follows (or to such other address as a party may designate by notice to the other):

            If to AMS or Merger Sub:

                  Advanced Marketing Services, Inc.
                  5880 Oberlin Drive
                  San Diego, California 92121
                  Attention: Michael M. Nicita, President and
                             Chief Executive Officer
                  Telephone: (858) 457-2500
                  Fax: (858) 450-3560

            with copies to:

                  Hughes Hubbard & Reed LLP
                  350 South Grand Avenue, 36th Floor
                  Los Angeles, California 90071-3442
                  Attention: Theodore H. Latty, Esq.
                  Telephone (213) 613-2800
                  Fax: (213) 613-2950

            If to the Representative:

                  Charles Winton
                  c/o Publishers Group Incorporated
                  1700 Fourth Street
                  Berkeley, California 94710
                  Telephone: (510) 528-1444 ext. 228
                  Fax: (510) 528-7211

            with copies to:

                  Coblentz, Patch, Duffy & Bass LLP
                  222 Kearny Street, 7th Floor
                  San Francisco, CA  94108
                  Attention: Barry Reder, Esq.
                  Telephone: (415) 391-4800
                  Fax: (415) 989-1663

            14.11 THE REPRESENTATIVE. Charles Winton is hereby designated by PGI and each of the Principal Shareholders to serve as the representative of PGI, the Principal Shareholders and the other holders of PGI Common Stock and Options with respect to the matters set forth in this Agreement to be performed by the Representative, including without limitation receiving all notices hereunder.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.


                                      ADVANCED MARKETING SERVICES, INC.


                                      By: /S/ EDWARD J. LEONARD
                                          --------------------------------------
                                          Name: Edward J. Leonard
                                          Title: Executive Vice President and
                                                 Chief Executive Officer


                                      NAUTILUS MERGER SUB, INC.


                                      By: /S/ EDWARD J. LEONARD
                                          --------------------------------------
                                          Name: Edward J. Leonard
                                          Title: Vice President, Chief Financial
                                                 Officer and Secretary


                                      PUBLISHERS GROUP INCORPORATED


                                      By: /S/ CHARLES WINTON
                                          --------------------------------------
                                          Name: Charles Winton
                                          Title: Chief Executive Officer


                                      REPRESENTATIVE


                                      By: /S/ CHARLES WINTON
                                          --------------------------------------
                                          Name: Charles Winton

                                      PRINCIPAL SHAREHOLDERS:

                                      /S/ CHARLES WINTON
                                      ------------------------------------------
                                      Charles Winton

                                      /S/ MICHAEL B. WINTON
                                      ------------------------------------------
                                      Michael B. Winton

                                      /S/ JOHN LYDDON
                                      ------------------------------------------
                                      John Lyddon

                                      /S/ RANDALL FLEMING
                                      ------------------------------------------
                                      Randall Fleming

                                      /S/ RICHARD GALLEN
                                      ------------------------------------------
                                      Richard Gallen

                                                                       EXHIBIT A
                                   DEFINITIONS

            The following terms, whenever used in the Agreement, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

            "ABSORBED TRANSACTION EXPENSES" means the sum of (i) the audit and related due diligence fees of Ernst & Young LLP for services provided in connection with the Merger, not to exceed $105,000, (ii) the fees of Leibowitz, Schumaker LLP for due diligence and tax returns for PGI for 2001 and January 2002 in connection with the Merger, not to exceed $45,000 and (iii) $18,000.

            "ACTION" means any actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.

            "ADJUSTED NET BOOK VALUE" means the net book value of PGI on the Closing Date, determined in accordance with GAAP applied consistently with the balance sheet of PGI at December 31, 2000, adjusted to (A) add back (i) the Absorbed Transaction Expenses (to the extent reflected in net book value on the Closing Date) and (ii) a positive amount equal to the operating loss of PGW's e-media division; PROVIDED, HOWEVER, that the amount determined under this clause (ii) shall not exceed $150,000, (B) subtract the aggregate exercise price actually received by PGI (excluding cancellation of indebtedness of Avalon in connection with warrants exercisable by canceling such indebtedness) with respect to all Options and warrants to acquire PGI Common Stock exercised from the date hereof to the Closing Date, (C) disregard any tax deductions on account of such Option and warrant exercises, (D) reflect all returns and reserves on an actual, rather than straight-line, basis, (E) disregard Avalon and any gain or loss realized in the Avalon Divestiture, (F) reflect expenses as contemplated by

Section 14.1(i) (other than Absorbed Transaction Expenses) to the extent not reflected in the Initial Amount, (G) reflect any unreserved expenses related to Texas franchise taxes and California escheat claims, including penalties and interest, to the extent not actually reflected as a reduction to the Initial Amount on the Closing Date, (H) disregard the Canada Divestiture and all proceeds and consequences relating thereto and (I) add back the expenses contemplated by clause (i) of Section 14.1 to the extent actually reflected as a reduction to the Initial Amount on the Closing Date.

            "AFFILIATE" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with, or is an officer or director of, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            "AVALON DISTRIBUTION AGREEMENT" means the distribution agreement by and between Avalon and PGW, dated as of the Closing Date and effective for a period of five years thereafter, in substantially the form attached hereto as Exhibit E.

            "AVALON INDEMNITY AGREEMENT" means the Indemnity Agreement relating to Avalon, in substantially the form attached hereto as Exhibit D.

            "BALANCE SHEET DATE" means June 30, 2001.

            "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

            "CLOSING" means the consummation of the Merger and the other transactions contemplated hereby.

            "CLOSING DATE" means the date the Closing takes place in accordance with Section 5.1.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "DEFERRED PAYMENT" means, with respect to any share of PGI Common Stock, or share of PGI Common Stock underlying any Option, the amount of proceeds payable to all holders of PGI Common Stock and Options under (i) the Escrow Agreement and (ii) Section 9.8 hereof, in each case, equal in percentage to the percentage of the Initial Amount payable with respect to such share or underlying share.

            "DISCLOSURE SCHEDULE" means the disclosure schedule document attached hereto as Annex A.

            "ENCUMBRANCE" means any encumbrance, lien (including environmental and tax liens) charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other lien (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction), preferential arrangement or restriction of any kind (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes).

            "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "ENVIRONMENTAL ACTIONS" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, request for information, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party arising under Environmental Laws or involving Releases of Hazardous Materials.

            "ENVIRONMENTAL LAWS" includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., as amended; and any other foreign federal, state, local or municipal laws, statutes, regulations, rules, ordinances, policies or guidances imposing liability or establishing standards for protection of health, safety or the Environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESCROW AGENT" means Zions First National Bank, as escrow agent under the Escrow Agreement.

            "ESCROW AGREEMENT" means the Escrow Agreement by and among AMS, the Principal Shareholders and Zions First National Bank, as escrow agent, in substantially the form attached hereto as Exhibit B.

            "ESCROW FUND" means the Escrow Fund as defined in the Escrow Agreement.

            "FINANCIAL STATEMENTS" means (i) the audited consolidated balance sheets of PGI and its Subsidiaries as at December 31, 2000 and 1999, and the related consolidated revenues and expenses and changes in retained earnings and cash flows for the periods then ended certified by its independent certified public accountants, whose opinions thereon are included therewith, together with the notes and schedules thereto, and (ii) the unaudited consolidated balance sheets of PGI and PGW as at June 30, 2001 and the related consolidated revenues and expenses and changes in retained earnings and cash flows for the six-months then ended (not including related notes to such financial statements), subject, in the case of unaudited financial statements, to normal year-end adjustments.

            "GAAP" means generally accepted accounting principles as applied in the United States.

            "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, or any domestic, foreign or multinational entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, bureau, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

            "HAZARDOUS MATERIALS" means any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, chemical, polychlorinated biphenyls, petroleum, petroleum-based substance or petroleum-derived product, substance or waste, within respect to which liability or standards are imposed pursuant to any Environmental Laws. "Hazardous Materials" does include any asbestos-containing material.

            "INITIAL AMOUNT" means (i) $34,100,000 plus (ii) the aggregate exercise price actually received by PGI with respect to all Options exercised from the date hereof to the Closing Date minus (iii) expenses as contemplated by
Section 14.1.

            "INITIAL PRICE PER COMMON SHARE" means the quotient of (a) the Initial Amount divided by (b) the sum of (i) the number of shares of PGI Common Stock outstanding on the Closing Date and (ii) the number of shares of PGI Common Stock underlying Options cashlessly exercised on the Closing Date.

            "INITIAL PRICE PER OPTION SHARE" means, with respect to each share of PGI Common Stock underlying an Option, the difference of (i) the Initial Price Per Common Share minus (ii) the exercise price with respect to such share.

            "IRS" means the United States Internal Revenue Service or any successor entity thereto.

            "KNOWLEDGE" means the actual knowledge of any of Charles Winton, Randall Fleming, Chris McKinney, Paul Wiley, Paul Rooney and Mark Ouimet.

            "LETTER OF TRANSMITTAL" means a Letter of Transmittal in substantially the form attached hereto as Exhibit C-1 (in the case of PGI Common Stock) or Exhibit C-2 (in the case of shares of PGI Common Stock underlying Options), as applicable.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, results of operations or financial condition of PGI and its Subsidiaries (other than Avalon and its Subsidiaries) taken as a whole; PROVIDED, HOWEVER, that after the date on which the Boards of Directors of PGI and AMS approve the Merger, only events specific to PGI or PGW (and not general economic conditions or events not specific to PGI or PGW) shall constitute events that may result in a material adverse effect for purposes of this definition.

            "OPTION PLAN" means PGI's 1995 Nonstatutory Stock Option Plan.

            "OPTIONS" means the options to purchase PGI Common Stock granted under the Option Plan.

            "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

            "PGI COMMON STOCK" means the common stock, $0.001 par value per share, of PGI.

            "RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment.

            "SUBSIDIARY" means, as it relates to any Person, any Person of which such Person (a) directly or indirectly beneficially owns capital stock or other equity interests having in the aggregate 50% or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person or (b) is a general partner.

            "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, license, severance, stamp, occupation, premium, profits, windfall, profits, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental (including Taxes imposed under Section 59A of the Code), franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever, imposed by any federal, state, local or foreign governmental authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement by and between PGI and Avalon, effective as of the Closing Date, in substantially the form attached hereto as Exhibit F.